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                                                           EXHIBIT 10.66



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                               ASC Holdings, Inc.


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                          SECURITIES PURCHASE AGREEMENT


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                            Dated as of July 2, 1997

                                       Re:

                      Series A Exchangeable Preferred Stock

                     14% Senior Exchangeable Notes Due 2002


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                               ASC Holdings, Inc.
                           c/o American Skiing Company
                                  P.O. Box 450
                               Bethel, Maine 04217


                          SECURITIES PURCHASE AGREEMENT

                      Series A Exchangeable Preferred Stock

                     14% Senior Exchangeable Notes Due 2002

                                                        Dated as of July 2, 1997

To the Purchaser which is a signatory to this Agreement

Gentlemen:

            The undersigned, ASC Holdings, Inc., a Maine corporation (the "Company"), hereby agrees with you as follows:

SECTION 1. DEFINITIONS

            For all purposes of this Agreement the following terms shall have the meanings set forth herein or elsewhere in the provisions hereof:

            "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "Acquiring Person" has the meaning set forth in Section 6.15(e).

            "Acquisition Documents" mean the documents to be executed and delivered by ASCU and its Affiliates in connection with the acquisition of the assets of Wolf Mountain Corporation.

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common


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control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 25% or more of the voting securities of a Person shall be deemed to be control.

            "Agreement" means the Securities Purchase Agreement, as amended from time to time.

            "Applicable Common Stock" means the common stock of the IPO Entity or the Acquiring Person, as the case may be.

            "Applicable Company" means the IPO Entity or the Acquiring Person, as the case may be.

            "Articles of Incorporation" shall mean the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement or articles or other organizational document of any Person other than an individual, each as from time to time amended or modified.

            "ASC" means American Skiing Company, a Maine corporation.

            "ASCU" means ASC Utah, a Maine corporation.

            "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any rights, property or assets (including, without limitation, by way of a sale and leaseback), other than sales of inventory (including real property inventory held for resale in the ordinary course of business), sales of obsolete or unused equipment and sales by Real Estate Subsidiaries of hotel, condominium, interval ownership, timeshares or other units, in each case, in the ordinary course of business or (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million, or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, and (iii) Restricted Payments that are permitted by the provisions of Section 6.9 hereof will not be deemed to be Asset Sales.

            "Bank Credit Agreement" means (i) the Credit Agreement dated as of June 28, 1996 among various Subsidiaries of the Company, Fleet National Bank, as Agent, and the lenders party thereto, (ii) any other credit, loan, reimbursement or other similar agreements among the Company, any Restricted Subsidiary (other than Real Estate Subsidiaries) and any bank, insurance company, finance company or other institutional


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lender, and (iii) each instrument securing any Indebtedness under any agreements described in (i) or (ii) above, in each case, as of the date hereof.

            "Benefit Plan" shall mean a defined benefit plan as defined in
Section 3(35) of ERISA and subject to Title IV of ERISA (other than a Multiemployer Plan) in respect of which any of the Company, its Subsidiaries or any ERISA Affiliate is or within the immediately preceding six (6) years was an "employer" as defined in Section 3(5) of ERISA.

            "Board of Directors" means the Board of Directors of the Company or any authorized committee of the Board of Directors.

            "Board Resolution" means a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Purchaser.

            "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in the State of New York.

            "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

            "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition.

            "Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing Consolidated Net Income, (i) an amount equal to any extraordinary loss plus


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any net loss realized in connection with an Asset Sale, (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period,
(iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of creditor bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (iv) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

            "Certificate of Designation" shall have the meaning set forth in
Section 2.2 hereof.

            "Certificated Notes" means Notes that are in the form of the Notes attached hereto as Exhibit A.

            "Change of Control" means the occurrence of any of the following:
(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that the Permitted Holders cease to be the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of an aggregate of at least 51% of the common stock of the Company and at least 51% of the voting power of the Capital Stock of the Company, (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act), directly or indirectly, of more than 35% of the Common Stock of the


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Company or more than 35% of the voting power of the Capital Stock of the Company and (v) the first day on which more than one-third of the members of the board of directors of the Company are not Continuing Directors.

            "Closing" shall have the meaning given to such term in Section 2.6 hereof.

            "Closing Date" shall have the meaning given to such term in Section
2.6 hereof.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

            "Common Stock" shall mean the common stock of any Person, together with any other Capital Stock of such Person, which stock participates in the profits of such Person without limitation provided, that in connection with an IPO, Common Stock means the class of stock to be issued to the public, as such Common Stock may be constituted from time to time.

            "Company" shall mean ASC Holdings, Inc.

            "Consolidated" or "consolidated" shall mean, with reference to any term used herein, that term as applied to the accounts of the Company and its Subsidiaries, consolidated in accordance with GAAP.

            "Consolidated Net Income" means, with respect to the Company for any period, the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that (i) the Net Income (but not loss) of Real Estate Subsidiaries, Unrestricted Subsidiaries and Subsidiaries that are accounted for by the equity method of accounting shall each be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary of ASC that is not a guarantor of ASC shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, (iii) the Net Income of the Company acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

            "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company who (i) was a member of the board of directors on the date of this Agreement or (ii) was nominated for election to the board of


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directors with the approval of at least two-thirds of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

            "Control" means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through ownership of Capital Stock, other securities, by contract or otherwise.

            "Conversion Discount Percentage" means, with respect to Common Stock of an IPO Entity or the Company, the discount percentage from the IPO Price or Market Valuation, as applicable to such Common Stock, equal to the following percentages:

              Period                           % Discount
              ------                           ----------

         7/15/97 -7/14/98                          5%
        7/15/98 to 10/14/98                       6.25%
        10/15/98 to 1/14/99                       7.50%
        1/15/99 to 4/14/99                        8.75%
        4/15/99 to 7/14/99                       10.00%
        7/15/99 to 10/14/99                      11.25%
        10/15/99 to 1/14/00                      12.50%
        1/15/00 to 4/14/00                       13.75%
        4/15/00 to 7/14/00                       15.00%
        7/15/00 to 10/14/00                      16.25%
        10/15/00 to 1/14/01                      17.50%
        1/15/01 to 4/14/01                       18.75%
        4/15/01 to 7/14/01                       20.00%
        4/15/01 to 10/14/01                      21.25%
        10/15/01 to 1/14/02                      22.50%
        1/15/02 to 4/14/02                       23.75%
        4/15/02 to 7/15/02                       25.00%

            "Conversion Event" shall mean an Initial Public Offering of the Common Stock of an IPO Entity or a Change of Control.

            "Conversion Shares" shall mean Common Stock of any IPO Entity or any Designated Acquiring Person.

            "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

            "Designated Acquiring Person" means an Acquiring Person in which, following the acquisition (by merger, consolidation, sale of stock, sale of assets or otherwise) of the businesses and operations of the Company, the stockholders of the Company beneficially own (as defined in Regulation 13d-5 under the Securities Exchange Act of 1934, as amended) 30% or more of the Common Stock of such Acquiring Person or Control the management of such Acquiring Person.


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            "Distribution" shall mean, with respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Person, other than dividends payable solely in shares of the capital stock of the payor; (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Person, directly or indirectly or otherwise; or (c) any other distribution on or in respect of any shares of any class of capital stock of such Person.

            "EBITDA" means, for any period, with respect to any Person, the sum of Net Income plus in each case, without repetition, to the extent deducted in determining Net Income, the sum of (i) Interest Expense, plus (ii) amounts relating to non-cash charges for depreciation and amortization, plus (iii) expenses relating to income taxes, plus (iv) all other non-cash charges of any nature whatsoever, all as determined for such Person and its Subsidiaries for such period on a consolidated basis and in accordance with GAAP.

            "Environmental Laws" means all federal, provincial or local laws, statutes, regulations, ordinances, rules, guidelines, orders, directives and other requirements of any government or political subdivision, agency or instrumentality or of any court, tribunal or other similar body, relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances; and "Environmental Law" means any of the foregoing.

            "Environmental Matter" means any claim, investigation, litigation or administrative proceeding, whether pending or threatened, or judgment or Order, asserted, arising or entered under or pursuant to any Environmental Law, or relating to any Hazardous Materials, in each case against or pertaining to the Company or any of its Subsidiaries, the respective operations of such Persons, or any Properties owned, leased or used by such Persons, which if adversely determined would have a Material Adverse Effect.

            "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock (and, in the case of the Company, excluding the Preferred Stock).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

            "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section


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414(c) of the Code) with the Company or its Subsidiaries, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company or its Subsidiaries, or any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

            "Event of Default" shall have the meaning given to such term in
Section 7.1 hereof.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Existing Indebtedness" means Indebtedness of the Company (inclusive of any Indebtedness incurred under this Agreement), its Subsidiaries and Wolf Mountain Corporation, which is in existence on the date of this Agreement or incurred to finance the initial acquisition of the assets of Wolf Mountain Corporation and is set forth on Schedule 4.15(a).

            "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries that was capitalized during such period and (iii) any Interest Expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all PIK Dividends and cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

            "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving a pro forma effect to such incurrence, assumption, Guarantee or


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redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (a) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through consolidations and including any related financing transactions, during the four-quarter reference periods or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (b) the Consolidated Cash Flow attributable to Real Estate Subsidiaries, Unrestricted Subsidiaries, discontinued operations (as determined in accordance with GAAP) and operations or businesses disposed of prior to the Calculation Date shall be included only to the extent included in Consolidated Net Income, and (c) the Fixed Charges attributable to Real Estate Subsidiaries, Unrestricted Subsidiaries, discontinued operations (as determined in accordance with GAAP) and operations or businesses disposed of prior to the Calculation Date shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries (other than Real Estate Subsidiaries) following the Calculation Date and, in the case of Real Estate Subsidiaries, only to the extent that the obligations giving rise to such Fixed Charges consist of Non-Recourse Real Estate Debt.

            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other energy as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

            "Government Securities" means direct obligations of, or obligations guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

            "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

            "Hazardous Materials" shall mean any substance or material that is prohibited, controlled or regulated under any Environmental Laws; or any contaminants, pollutants, dangerous substances, including liquid waste, special waste, toxic substances, hazardous or toxic chemicals and hazardous materials or substances, as defined in or pursuant to any Environmental Laws. Without limiting the generality of the foregoing, the term "Hazardous Material" includes, but is not limited to, any material, waste or substance that is or contains petroleum or any fractions thereof, urea formaldehyde foam


                                       9
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insulation, asbestos, or polychlorinated biphenyls, or that is flammable, explosive or radioactive.

            "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest and currency rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

            "Holder" means a Person in whose name a Security is registered.

            "Holding Company Affiliate" means any Person created to own or hold Holdings Common Stock or which exercises Control over the Company.

            "Holdings Common Stock" means the Common Stock of the Company.

            "Indebtedness" means, with respect to any Person, without duplication, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (iii) preferred stock of any Restricted Subsidiary of such Person (other than Preferred Stock held by such Person or any of its Wholly Owned Restricted Subsidiaries) and (iv) to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

            "Independent Director" means a member of the Board of Directors of the Company who is neither an officer nor an employee of the Company or any of its Subsidiaries or Affiliates.

            "Initial Closing" means the Closing of the purchase of the Preferred Stock occurring on July 2, 1997.

            "Initial Public Offering" or "IPO" shall mean the first to occur of
(i) an underwritten public offering of any class of Common Stock of an IPO Entity, the gross proceeds of which shall be at least $30 Million, pursuant to a registration statement (other than on Form S-8 or S-4 or successor forms) filed with, and declared effective by, the SEC or (ii) the issuance to equity holders of a Person pursuant to a merger, exchange, acquisition or otherwise of Common Stock having a public float of at least $30 million.


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            "Interest Expense" shall mean, with respect to any Person for any period, the interest expense of such Person during such period determined on a consolidated basis with its Restricted Subsidiaries in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness (as defined in the Bank Credit Agreement) to the extent included in interest expense, (iii) the portion of any Capitalized Lease Obligation allocable to interest expense, (iv) all fixed or calculable dividend payments on preferred stock, including dividend payments-in-kind, and (v) payments of interest expense in kind.

            "Interest Payment Date" shall have the meaning given to such term in
Section 2.3(d) hereof.

            "Investments" means, with respect to any Person, all investments by such Person in other Persons in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees. made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company or any of its Subsidiaries for consideration consisting solely of Holdings Common Stock shall not be deemed to be an Investment.

            "IPO Common Stock" means Common Stock of an IPO Entity issued pursuant to an Initial Public Offering of shares in such IPO Entity.

            "IPO Entity" means the Company or any Holding Company Affiliate, in the event that either of such entities is the subject of an Initial Public Offering, any Designated Acquiring Person that consummates an IPO within the 12 month period contemplated by Section 2.3(b)(ii) hereof, or any Designated Acquiring Person that is a Public Company.

            "IPO Price" means (a) in an underwritten public offering, the initial price at which IPO Common Stock is offered to the public and (b) in any other public offering, the market price of the IPO Common Stock as of the date of the applicable registration statement.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).


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            "Liquidation Preference" means the $1000 per share liquidation preference of the Preferred Stock, plus all accrued and unpaid dividends, including PIK Dividends.

            "Management Committee" shall mean any committee bestowed with management authority with respect to the Company or any of its Subsidiaries.

            "Market Valuation" means the market value of the Common Stock of a Designated Acquiring Person that is a Public Company, determined as follows: The Market Valuation shall be the average of the daily closing prices of such Common Stock for the 30 consecutive Trading Days preceding the effective date of a Change of Control. The closing price for each day shall be the last reported sales price, or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices in either case on the NASDAQ National Market System or, if such Common Stock is not listed or admitted to trading on the NASDAQ National Market System, on the principal national securities exchange on which such Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sales price of such Common Stock as quoted by NASDAQ, or, in case no reported sales takes place, the average of the closing bid and asked prices as quoted by NASDAQ or, in any comparable system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked price, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Purchaser for that purpose.

            "Material Adverse Effect" means any occurrence, action or event the result of which causes or has, or is reasonably likely to cause or have, a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company any of its direct or indirect Subsidiaries, or on the ability of such Persons to carry out their respective Obligations under this Agreement or the Acquisition Documents.

            "Material Contract" means any supply agreement, requirements contract, customer agreement, services agreement, lease, license agreement, franchise agreement, royalty agreement, distribution agreement, marketing agreement, advertising agreement, joint venture agreement, partnership agreement, stockholders agreement, asset purchase agreement, stock purchase agreement, merger agreement, escrow agreement, tax sharing agreement, agency agreement, investment banking agreement, fidelity or surety contract, power of attorney, non-competition agreement or other agreement limiting the freedom of the Company or any of its Subsidiaries to do business or compete in any line of business or with any Person or in any area, or any credit agreement, loan agreement, note purchase agreement, security agreement, mortgage, trust deed, trust indenture, promissory note, bond, debenture, Guarantee, letter of credit, reimbursement agreement or other agreement or instrument relating to the borrowing of money or the extension of credit (excluding this Agreement, the Notes and the other Note Documents), or any bonus, deferred compensation, thrift, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, or retirement plan, program, agreement or arrangement, or other Plan maintained or contributed to by any Person with respect to employees of the Company or its Subsidiaries, or any other contract, agreement, purchase order or other commitment, in each case to which the Company or any of its Subsidiaries is a party and which involves aggregate payments or obligations in excess of $1,000,000 or is otherwise material to the business of the Company and its Subsidiaries taken as a whole or the breach of which would result in a Material Adverse Effect.

            "Maturity Date" means July 15, 2002.

            "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA and subject to Title IV of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Company, its Subsidiaries or any ERISA Affiliate.

            "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities (not including the sale of interval ownerships, time shares or purchaser notes issued in connection with the sale of time shares or interval ownership units) by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

            "Net Proceeds" means the aggregate net cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), any relocation expenses incurred as a result thereof, any taxes paid or payable by the Company or any of its Subsidiaries as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

            "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support requiring any financial obligation of the Company of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

            "Non-Recourse Real Estate Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries, other than Real Estate Subsidiaries, (a) provides credit support requiring any financial obligation of the Company of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender, (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against a Real Estate Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries, other than Real Estate Subsidiaries, to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries, other than Real Estate Subsidiaries, except, in each case, to the extent permitted by the provisions of Section 6.10 hereof.

            "Notes" shall have the meaning given to such term in Section 2.2.

            "Obligations" with respect to any instrument or agreement means any and all principal, interest (including Post-Petition Interest), penalties, premiums, fees (including without limitation, to the extent provided for in such instrument or agreement, fees and expenses of counsel), indemnifications, reimbursements, damages and other charges, obligations and liabilities existing from time to time under such instrument or agreement, whether direct or indirect, joint or several, actual, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, including any obligations or liabilities to repay, redeem, repurchase, retire, acquire or defease any Indebtedness under such instrument or agreement, or any obligation to establish a sinking fund for any such purpose.

            "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.

            "Officers' Certificate" means, with respect to the Company, a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 5.4 hereof.

            "Order" means any order, writ, injunction, decree, judgment, award, determination or written direction or demand of any court, arbitrator or governmental body.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

            "Permitted Holders" means Leslie B. Otten (or, in the event of his incompetence or death, his estate and his and his estate's heirs, executor, administrator, committee or other representative (collectively, "Heirs")) and any Person in which Leslie B. Otten and his Heirs, directly or indirectly, have an 80% controlling interest.

            "Permitted Indebtedness" shall have the meaning given to such term in Section 6.10.

            "Permitted Investments" means: (i) any Investment in the Company;
(ii) any Investment in Cash Equivalents; and (iii) any Investment by the Company or any of its Subsidiaries in a Person if, as a result of such Investment, (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company.

            "Permitted Liens" means: (i) Liens securing Permitted Indebtedness;
(ii) Liens in favor of the Company or any of its Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any such Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any of its Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness permitted by Section 6.10 hereof covering only the assets acquired with such Indebtedness; (vii) Liens securing Existing Indebtedness; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; and (ix) Liens on assets of Real Estate Subsidiaries securing Non-Recourse Real Estate Debt. Notwithstanding the foregoing, Permitted Liens shall not include liens on the Capital Stock of the Company, ASC, ASCU and Wolf Mountain Corporation as described in Section
6.18 hereof.

            "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any such Subsidiary, or any Permitted Indebtedness; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Principal Amount or the Liquidation Preference, as the case may be, of the Securities, such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to the Principal Amount or Liquidation Preference, as the case may be, of the Securities on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

            "PIK Dividends" means dividends on any Preferred Shares and PIK Shares paid in additional Preferred Shares.

            "PIK Interest" means interest on any Notes and any additional outstanding PIK Notes paid in additional Notes.

            "PIK Notes" means promissory notes, delivered by the Company in respect of interest payable on the Notes and any additional outstanding PIK Notes.

            "PIK Shares" means Preferred Shares, delivered by the Company in respect of dividends payable on the Preferred Shares.

            "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrowers, the Guarantors or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

            "Preferred Shares" shall have the meaning given to such term in
Section 2.2 hereof.

            "Preferred Stock" shall have the meaning given to such term in
Section 2.2 hereof.

            "preferred stock" of any Person means any Capital Stock of such Person which has a preference in liquidation or preference with respect to the payment of dividends and having a fixed dividend rate or floating dividend rate based on an established index.

            "Principal Amount" means the face value of the Notes, plus all accrued and unpaid interest, including PIK Interest.

            "Property" means with respect to any Person, any interest in any kind of property or asset, whether real, personal or mixed, movable or immovable, tangible or intangible, corporeal or incorporeal, of such Person.

            "Public Company" means a Person the Common Stock of which is traded on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market System or in the over-the-counter markets.

            "Purchaser" shall mean Madeleine LLC, or any subsequent transferee or Holder of the Notes.

            "Real Estate Subsidiary" means a Restricted Subsidiary of the Company that was formed for the purpose of developing, constructing and marketing hotel, condominium, interval ownership and other residential real estate projects, together with commercial and other space functionally related or complementary thereto, and that is designated by the Board of Directors of the Company as a Real Estate Subsidiary.

            "Redemption Price" equals the Liquidation Preference or Principal Amount on the date of redemption multiplied by the applicable Redemption Premium on the date of redemption.

            "Redemption Premium" means one (1) divided by: (a) one (1) minus (b) the Redemption Premium Discount Percentage.

            "Redemption Premium Discount Percentage" means the following percentages in effect during the applicable period:

                   Period                                    Percentage
                   ------                                    ----------

            7/15/97 to 7/14/98                               5%
            7/15/98 to 10/14/98                              6.25%
            10/15/98 to 1/14/99                              7.50%
            1/15/99 to 4/14/99                               8.75%
            4/15/99 to 7/14/99                               10.00%

            7/15/99 to 10/14/99                              11.25%
            10/15/99 to 1/14/00                              12.50%
            1/15/00 to 4/14/00                               13.75%
            4/15/00 to 7/14/00                               15.00%
            7/15/00 to 10/14/00                              16.25%
            10/15/00 to 1/14/01                              17.50%
            1/15/01 to 4/14/01                               18.75%
            4/15/01 to 7/14/01                               20.00%
            7/15/01 to 10/14/01                              21.25%
            10/15/01 to 1/14/02                              22.50%
            1/15/02 to 4/14/02                               23.75%
            4/15/02 to 7/15/02                               25.00%

            "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Purchaser as such agreement may be amended, modified or supplemented from time to time.

            "Reportable Event" shall mean any of the events described in Sections 4043(b) of ERISA (other than events for which the notice requirements have been waived).

            "Repriced Converts" shall mean the 6% Convertible Subordinated Debentures or 6% Convertible Preferred Stock of the Company, a Designated Acquiring Person or IPO Entity, as determined by the Company or the Designated Acquiring Person, as the case may be, in its sole discretion, issued pursuant to the Repriced Converts Indenture or Repriced Converts Certificate of Designation, with dividends or interest payable quarterly at a rate per annum equal to 6%, Convertible into Conversion Shares and with a maturity or mandatory redemption date on the fifth anniversary of their date of issuance.

            "Repriced Converts Certificate of Designation" shall mean the Certificate of Designations, Rights and Preferences for the Repriced Converts issued in the form of preferred stock of the Company, an Acquiring Person or an IPO Entity substantially in the form of Exhibit C attached hereto.

            "Repriced Converts Indenture" shall mean the Indenture for the Repriced Converts issued in the form of subordinated debentures of the Company, an Acquiring Person or an IPO Entity substantially in the form of Exhibit D attached hereto.

            "Restricted Investment" means any Investment other than a Permitted Investment.

            "Restricted Subsidiary" means any Subsidiary that is not an Unrestricted Subsidiary.

            "SEC" means the Securities and Exchange Commission.

            "Securities" means, together, the Preferred Shares and the Notes.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

            "Skiing and Lodging EBITDA" means, for any period, with respect to any Person, the sum of Consolidated Net Income plus in each case, without repetition, to the extent deducted in determining Adjusted Net Income, the sum of (i) Interest Expense, plus (ii) amounts relating to non-cash charges for depreciation and amortization, plus (iii) expenses relating to income taxes, plus (iv) all other non-cash charges, all as determined for such Person and its Subsidiaries for such period on a consolidated basis in accordance with GAAP.

            "Statute" means any statute, ordinance, code, treaty, directive, law, rule or regulation of any governmental body.

            "Subordinated Obligations" shall mean any Obligations in respect of any Equity Interests of the Company and all Indebtedness of the Company other than Permitted Indebtedness.

            "Subsequent Closing" means the Closing of the purchase of the Notes, which shall occur on or before July 28, 1997.

            "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole, general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

            "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan, (ii) the withdrawal of the Company, any Subsidiary or any ERISA Affiliate from a Benefit Plan during a plan year in which the Company, any Subsidiary or any ERISA Affiliate was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (iii) the imposition of an obligation on the Company, any Subsidiary or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan, or

(v) the partial or complete withdrawal of the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan.

            "Transfer Restricted Securities" means securities that bear or are required to bear the legend set forth in Section 4.6 hereof.

            "Unrestricted Subsidiary" means any Subsidiary (i) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary (for purposes of this Agreement) pursuant to a board resolution, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt and Obligations with respect to Guarantees that are subordinated to the Company's Obligations under the Securities, (b) is not party to any agreement, contract, arrangement or understanding with the Company or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results (except, in the case of Ski Insurance Company, for the indirect obligation to maintain adequate reserves and capital as required by any state in which it is licensed as an insurer), and (d) has not guaranteed or otherwise directly or indirectly provided financial credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Purchaser by delivering to the Purchaser a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.10 hereof, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted by Section 6.10 hereof and (ii) no Default or Event of Default would be in existence following such designation.

            "Utah Subsidiary" means ASCU and any Subsidiary acquired or created in connection with the Wolf Mountain Acquisition.

            "Utah Subsidiary Guarantee" shall have the meaning given to such term in Section 6.10 hereof.

            "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment of final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

            "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and the Wholly Owned Restricted Subsidiaries of such Person.

            "Wolf Mountain Acquisition" shall have the meaning given to such term in Section 2.8 hereof.

            "Wolf Mountain Corporation" means Wolf Mountain Resorts L.C., a [Utah] [Corporation/Limited Company].

            1.2 Rules of Construction. Unless the context otherwise requires:

            (1) a term has the meaning assigned to it;

            (2) an accounting term not otherwise defined shall be construed in accordance with GAAP;

            (3) words in the singular include the plural, and the plural include the singular;

            (4) provisions apply to successive events and transactions; and

            (5) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 2.  PURCHASE AND SALE OF THE SECURITIES

            2.1 Purchase and Sale of the Securities. Subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase Preferred Shares and Notes in the respective amounts set forth on Schedule 2.1 attached hereto, in the aggregate initial Principal Amount and Liquidation Preference of $35,000,000.

            2.2 Authorization of Notes and Repriced Converts. The Company has duly authorized the issue, sale and delivery of:

                  (a) 17,500 shares of Series A Exchangeable Preferred Stock (the "Preferred Stock"). The terms, limitations and relative rights and preferences of the Preferred Stock are set forth in the Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Exchangeable Preferred Stock of the Company (the "Certificate of Designation"), substantially in the form of Exhibit A attached hereto. The initial Liquidation Preference of the Preferred Shares is $1,000 per share, and dividends on the Preferred Shares shall be payable, at the option of the Company, in cash or in PIK Shares quarterly in arrears at the rate of 14% per annum, compounded monthly. The Preferred Shares shall be exchangeable in accordance with the provisions set forth in Sections 6.15 and 8.1 hereof.

                  (b) 14% Senior Exchangeable Notes Due 2002 (the "Notes") in an aggregate principal amount of up to U.S. $17,500,000. Each Note will bear interest on the unpaid principal thereof from its date of issuance (calculated on the basis of a 360-day year and actual days elapsed) at the rate of 14% per annum payable quarterly in arrears and compounded monthly, and will mature and be due in full five (5) years after the date of issuance. Interest on the Notes will be payable in cash or in PIK Notes, at the option of the Company. The Notes will be issued in denominations of $1,000 each and in multiple integrals thereof, and will be evidenced by an instrument issued by the Company in the form of Exhibit B attached hereto. The Notes shall be exchangeable in accordance with the provisions set forth in Section 6.15 and 8.1 hereof.

            2.3 Payment of Principal and Interest.

            (a) Mandatory Redemption. On the Maturity Date, the Company will redeem all of the Securities for an amount equal to the Redemption Price fixed as of the Maturity Date. Upon the occurrence of a Change of Control, the Company shall offer to redeem the Securities, in whole or in part, for an amount equal to the Redemption Price fixed as of the effective date of the Change of Control. If Mandatory Redemption is triggered by a Change of Control or an Event of Default, then the procedures of redemption shall be in accordance with the procedures described in Section 6.15 hereof.

            (b) Optional Redemption. (i) At any time subsequent to the issuance of the Securities, the Company may at its option, redeem the Securities, in whole or in part, on a pro rata basis as between the Notes and the Preferred Shares, for an amount per Security equal to the Redemption Price fixed as of the date of such redemption. If less than all of the Securities are to be redeemed, than the amount of Notes and Preferred Shares to be redeemed will be in proportion to the relative Principal Amounts and Liquidation Preferences of the Securities then outstanding.

                        (ii) If the Company, any of its Affiliates, or a Designated Acquiring Person shall propose, within 12 months following an optional redemption of all or part of the Securities pursuant to Section 2.3(b) hereof or a redemption of all or part of the Securities triggered by a Change of Control pursuant to the second sentence of Section 2.3(a) hereof, to effect an IPO, the Company shall (or shall cause the IPO Entity or Designated Acquiring Person to) provide an Offering Notice of the type contemplated by Section 8.1(a), and the Purchaser shall have the right, within 20 days of receipt of an Offering Notice, to deliver a Response Notice also in accordance with Section 8.1(a), in each case as if such Securities had not been optionally redeemed; provided that in lieu of exchanging Securities the Purchaser shall pay cash for the Repriced Converts or IPO Common Stock being purchased (as the case may be), and provided further the purchase price for the Conversion Shares and the initial conversion price for the Conversion Shares issuable upon conversion of the Repriced Converts shall be determined by reference to the Conversion Discount Percentage in effect on the date of the original optional or mandatory redemption, the Principal Amount or Liquidation Preference of the Repriced Converts shall be equal to the Principal Amount or Liquidation Preference of the Securities redeemed as of such original optional or mandatory redemption date, and the number of Conversion Shares or Repriced Converts issued shall be equal to such Principal Amount or Liquidation Preference divided by the IPO Price multiplied by the difference between one (1) minus the then applicable Conversion Discount Percentage.

            (c) No Other Prepayments. Except as expressly permitted by Section 2.3, Section 6.11, and Section 6.15 hereof, the Preferred Shares may not be redeemed, and the principal of the Notes may not be repaid or prepaid.

            (d) Interest and Dividend Payments. Interest and dividends shall be calculated on the basis of the actual number of days elapsed and a 360-day year, shall be compounded monthly and shall be payable in cash, PIK Shares or PIK Notes (as the case may be), at the option of the Company, quarterly in arrears on each January 15, April 15, July 15, and October 15 (commencing October 15,
1997) and at the maturity of the Securities (each such date, an "Interest Payment Date").

                  (ii) In the event of a Default, if the Company fails to make Mandatory Redemption on the date required, the Securities shall bear interest and dividends at a rate equal to 19% per annum, compounded daily, and shall be payable on demand.

                  (iii) It is not intended by the Holders of the Securities, and nothing contained in this Agreement or any Security shall be deemed, to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable federal, state or other law (the "Maximum Rate") and, to prevent such an occurrence, any agreement which may now or hereafter be in effect between the Company and the Holders of the Securities regarding the payment of fees or interest to such holders is hereby limited by the provisions of this Section 2.3(d). If, in any month, the effective interest rate applicable to the Securities, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, then the effective interest rate for that month shall be the Maximum Rate, and, if in any subsequent month, the effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Securities, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued had the interest not been limited hereby to the Maximum Rate, then the Company shall, to the extent permitted by such applicable federal, state or other law, pay to the Holder of the Securities an amount equal to the excess, if any, of (i) the lesser of (A) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect with respect to the Securities and (B) the amount of interest which would have accrued had the effective interest rate applicable with respect to the Securities at all times not been limited hereunder by the Maximum Rate over (ii) the amount of interest actually paid or accrued under this Agreement. In the event that the holders of the Securities receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall be applied to the reduction of principal outstanding under the Notes or the redemption of the Preferred Shares, as the case may be, and if no such principal or Preferred Shares are then outstanding, such excess or part thereof remaining shall be paid to the Company.

            2.4 Conversion Rights. The Securities shall be convertible and exchangeable in the manner, and on the terms and conditions set forth in Section
6.15 and Section 8.1 hereof.

            2.5 Seniority. The Preferred Shares shall be senior, with respect to dividends and liquidation, to all Equity Interests of the Company. The Notes shall be general unsecured obligations of the Company and shall be senior in right of payment to all Subordinated Obligations.

            2.6 Closings. (a) The closings of the purchase and sale of the Securities will take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York 10022 at such time and on the date on which all definitive legal documentation satisfactory to the parties is executed by the Company and the Purchaser, and on which all conditions to the Closings contemplated in Section 5 hereof shall have been satisfied or waived, or at such other time and date as the parties shall agree (the date of each such Closing, the "Closing Date"). The Initial Closing hereunder shall take place with respect to the Preferred Shares. The Subsequent Closing (together with the Initial Closing, the "Closings") hereunder shall take place with respect to the Notes. At each of the Closings, the Company will deliver certificates representing the applicable Securities purchased hereunder against payment by the Purchaser of $17,500,000. Such payments shall be made by wire transfer on each Closing Date in immediately available funds to such accounts as are designated by the Company in accordance with Section 5.10 hereof. The Securities will be issued to the Purchaser on the Closing Date and registered in the name of the Purchaser or the Purchaser's nominee, as applicable.

            (b) Without the prior written consent of the Purchaser, the Company will not issue (i) any additional Notes in excess of the $17,500,000 principal amount of the Notes issued hereunder (other than PIK Notes), or (ii) any additional Preferred Shares in excess of the $17,500,000 liquidation preference of the Preferred Shares issued hereunder (other than PIK Shares). The parties hereto agree that the Purchaser and its Affiliates shall have a right of first refusal to purchase any Securities, the issuance for which the Purchaser has given its consent pursuant to this Section 2.6(b). In the event the Company determines to issue additional Securities to finance additional acquisitions of ski properties, the Company shall mail a notice to the Purchaser stating: (i) the amount of Securities it intends to offer, which shall, in every case, be a minimum of $5 million, (ii) the combination of Preferred Shares and Notes contemplated for such issuance, (iii) the date of the planned issuance of the Securities, and (iv) that the purpose for which the funds are being raised is to purchase additional ski properties. Not later than fifteen (15) Business Days after the Purchaser receives such notice, the Purchaser will advise the Company of (i) its intention to either purchase (a) all of the Securities being issued,
(b) a specified amount of the Securities being issued, or (c) none of the Securities being issued, and (ii) whether it grants or withholds consent with respect to the additional issuance of Securities to parties other than the Purchaser.

            2.7 Use of Proceeds. The proceeds from the Initial Closing shall be used as follows: (a) to pay in full all amounts outstanding under the $2.5 million Promissory Note, dated June 18, 1997, made by the Company in favor of the Purchaser, including all interest accrued and unpaid thereunder; (b) to pay the Closing Fee; (c) to pay the fees and expenses of the Purchaser incurred in connection with this Agreement, including attorneys fees and expenses; (d) up to $5 million to be retained by the Company for general working capital purposes; or retained by the Company for the purpose of being contributed as capital to ASC to fund the general working capital requirements of ASC and capital expenditures by its Subsidiaries, provided, however, that the Company shall not contribute any of the $5 million as capital to ASC except on terms no less favorable to ASC than those that would have been obtained in a comparable transaction with an unrelated Person and otherwise in accordance with Section
4.12 of the ASC Indenture (as defined in Section 6.9 hereof); and (e) an amount up to the balance to be contributed as capital to ASCU, a Wholly Owned Restricted Subsidiary of the Company, which will, in turn, be directed to use such proceeds to pay or otherwise retire the obligations of ASCU with respect to the purchase of the assets of Wolf Mountain Resorts LC (the "Wolf Mountain Acquisition"), as set forth on Schedule 2.7A hereof. The proceeds from the Subsequent Closing shall be used as follows: (a) to pay the fees and expenses of the Purchaser incurred subsequent to the Initial Closing in connection with this Agreement; (b) up to $17.5 million to be contributed as capital to ASCU which will, in turn, be directed to use such proceeds to pay any balance remaining on the obligations of ASCU with respect to the Wolf Mountain Acquisition as set forth on Schedule 2.7B hereof and for the continued development and investment of Wolf Mountain.

            2.8 Replacement Certificates. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, certificates representing any Security or Repriced Convert and

            (a) in the case of loss, theft or destruction, of an indemnity reasonably satisfactory to it (provided, if the holder of the Security or Repriced Convert is an original holder thereof, its own agreement of indemnity shall be deemed to be satisfactory), or

            (b) in the case of mutilation, upon surrender and cancellation thereof to the Company,

the Company at its expense will execute and deliver in lieu thereof, a new certificate representing such Security or Repriced Convert of like tenor and principal amount, dated and bearing interest from the date to which interest has been paid on such lost, stolen, destroyed or mutilated Security or Repriced Convert, or dated the date of such lost, stolen, destroyed or mutilated Security or Repriced Convert if no interest has been paid thereon.

            2.9 Delivery Expenses. If the Purchaser surrenders any Security to the Company for conversion pursuant to this Agreement (other than the initial exchange of Notes to Preferred Shares, which shall be at the Purchaser's sole expense), the Company will pay the cost of delivery from the Purchaser's office, insured to the Purchaser's satisfaction, the surrendered Securities and the certificates representing Repriced Converts or Conversion Shares.

            2.10 Issue Taxes. The Company will pay all taxes in connection with the issuance and sale of the Securities and the issue of the Repriced Converts and Conversion Shares and in connection with any modification of the Notes and will save the Purchaser harmless without limitation as to time against any and all liabilities with respect to all such taxes (other than any income taxes assessed on your income). The obligations of the Company under this Section 2.10 shall survive the payment or repayment of the Securities or the Repriced Converts and the termination of this Agreement.

            2.11 Closing Fee. The Purchaser shall receive a fee upon Closing (the "Closing Fee") equal to two percent (2%) of the gross proceeds to the Company (prior to deducting the Closing Fee) from the sale of the Securities.

            2.12 Transfer Restrictions. The Purchaser shall not sell, transfer or assign any Security other than to: (i) an Affiliate of the Purchaser, or (ii) a Qualified Institutional Buyer or Accredited Investor (as such terms are defined in the Securities Act). The Purchaser shall not sell, transfer or assign any Security in an initial aggregate Liquidation Preference or initial Principal Amount, as applicable, of less than $2.5 million, or any Repriced Converts in denominations of less than $1,000. The foregoing restrictions on transfer shall not apply to any participations in the Securities granted to third parties.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

            The Purchaser hereby represents and warrants to and for the benefit of the Company as follows:

            3.1 Organization and Qualification. The Purchaser is a limited liability company duly authorized and validly existing under the laws of the state of New York and has the requisite power to carry on its business as it is now being conducted and currently proposed to be conducted. The Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its business, properties, assets, condition (financial or otherwise), liabilities or operations.

            3.2 Authority Relative to this Agreement. The Purchaser has the requisite power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the Registration Rights Agreement between the Company and the Purchaser to be entered into on the Closing Date (the "Registration Rights Agreement"), substantially in the form of Exhibit E attached hereto, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions on the part of the Purchaser. This Agreement and the Registration Rights Agreement, upon its execution, each constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other proceedings on the part of the Purchaser are necessary to authorize this Agreement or the Registration Rights Agreement and the transactions contemplated hereby and thereby.

            3.3 Financing Arrangements. The Purchaser has funds available to it sufficient to effect the transactions contemplated by this Agreement.

            3.4 Investment Intent. The Purchaser is acquiring the Securities for investment for its own (or an Affiliate's) account, not as a nominee or agent and not with a view to the distribution of any part thereof in violation of law. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the Securities, other than to its Affiliates.

SECTION 4.  REPRESENTATIONS  AND WARRANTIES OF THE COMPANY.

            The Company represents and warrants that:

            4.1 Corporate Organization And Authority Of The Company And Subsidiaries. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine; (b) has all requisite power and authority and all necessary licenses and permits to own and operate its Properties and to carry on its business as now conducted and as presently proposed to be conducted, except as would not have a material adverse effect on the Company; and (c) is duly licensed or qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its Properties or the nature of its activities makes such licensing or qualification necessary, except as would not have a Material Adverse Effect on the Company.

            4.2 Authorized Capital Stock. As of the date hereof, the authorized and outstanding Capital Stock of the Company is as set out on Schedule 4.2 hereto, and all of the issued shares of Capital Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable. All of the outstanding shares of Capital Stock of the Subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable. The shares of Capital Stock of each Subsidiary listed on Schedule 4.2(i) hereto are owned directly by the Company free and clear of any Liens. The Shares of Capital Stock of each Subsidiary listed on Schedule 4.2(ii) hereto are owned indirectly by the Company free and clear of any Liens. The Company does not own, directly or indirectly, any equity or debt securities of any other company, corporation, partnership, joint venture or other entity which are material to the business or operations of the Company. All of the outstanding Capital Stock of the Company is owned by Leslie B. Otten, free and clear of any Liens.

            4.3 Sale Is Legal And Authorized. (a) The offer, issuance, sale and delivery of the Securities and the Repriced Converts and the Conversion Shares and compliance by the Company with all of the provisions of this Agreement, the Certificate of Designation, the Notes and the Repriced Converts: (i) are within the corporate powers of the Company; (ii) are legal and will not violate, conflict with, result in any breach of any of the provisions of, constitute a default under (upon notice or lapse of time or both), or result in the creation of any Lien upon any Property of the Company or any of its Subsidiaries under the provisions of, any charter instrument, by-law, or any order of any court, governmental authority or arbitration board or tribunal, or any provision of any indenture, mortgage, contract, instrument or other agreement to which the Company or any of its Subsidiaries is a party or by which it may be bound, except with respect to such consents, approvals, releases or amendments thereof as are necessary and/or appropriate to permit such sale and compliance that have been obtained by the Company on the Closing Date; and (iii) have been duly authorized by all necessary corporate action on the part of the Company (no action by the stockholders of the Company or of any other Person being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise except as has already been taken by the Company);

            (b) This Agreement has been duly and validly executed and delivered by the Company (and the officers or agents executing this Agreement on behalf of the Company are duly authorized to do so). This Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable in accordance with its terms, except as enforcement of such terms may be limited by any applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

            (c) The Preferred Shares conform to the terms of the Preferred Shares contained in the Company's Articles of Incorporation. The Certificate of Designation sets forth the rights preferences and priorities of the Preferred Stock. The Conversion Shares conform to the terms of the Holdings Common Stock contained in the Company's Articles of Incorporation.

            (d) As of the date hereof, the Preferred Shares, and the issuance thereof, have been duly authorized by the Board of Directors of the Company. On or prior to the Closing Date, the holders of the Holdings Common Stock approved all amendments to the Company's Articles of Incorporation necessary to authorize the creation of the new series of Preferred Stock. The Notes have been duly and validly executed, issued and delivered by the Company (and the officers executing the Notes have been duly authorized to do so), and constitute the legal, valid and binding obligations, contracts and agreements of the Company, enforceable in accordance with their respective terms, except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights, generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            4.4 No Defaults. No event has occurred and no condition exists which, with the giving of Notice or passage of time or both, would constitute a Default or an Event of Default pursuant to any agreement to which the Company or its Subsidiaries are a party, or as a result of the issue of the Preferred Shares or the Notes. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, mortgage, contract, instrument or other agreement to which it is a party, where such default could, singularly or in the aggregate, have a material adverse effect on the condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or on the ability of the Company to perform its obligations contained in this Agreement, the Certificate of Designation, the Notes or the Repriced Converts.

            4.5 Governmental Consent. Neither the nature of the Company or of any Subsidiary, or of any of their respective businesses or Properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the execution and delivery of this Agreement or the offer, issue, sale or delivery of the Securities and Repriced Converts or the Conversion Shares is such as to require a consent, approval or authorization of, or filing, registration (other than registration of the Repriced Converts under the Securities Act), or qualification with, any governmental authority on the part of the Company as a condition to the execution and delivery of this Agreement or the offer, issue, sale or delivery of the Securities or the issuance of Conversion Shares pursuant to conversion of the Securities.

            4.6 Conversion Shares, Legends. (a) The Conversion Shares, as and when issued by the Company from time to time pursuant to conversion of the Securities or Repriced Converts, will be validly issued and outstanding, fully paid and non-assessable and will not be subject to any pre-emptive or similar right, and the holder of each Security or Repriced Convert will receive good and valid title to the Conversion Shares upon conversion of such Security or Repriced Convert, free and clear of any Lien, except such as may have been created by the Purchaser and such restrictions on transfer as may be imposed under United States federal or state securities or blue sky laws. No consent or approval by the stockholders of the Company or any other Person is required to be obtained by the Company for the consummation of the issuance of the Conversion Shares by the Company pursuant to conversion of the Securities.

                  (b) Each of the Company's certificates representing the Securities, Repriced Converts or Conversion Shares (prior to registration, and any certificates issued in exchange therefor or substitution thereof) shall bear legends in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 UNDER SUCH ACT, OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES.

            4.7 Legal Proceedings. There are no actions, suits, investigations or proceedings pending to which the Company or any Subsidiary is a party before or by any court or governmental agency or body, which would result, individually or in the aggregate, in any material adverse change in the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or which would have a Material Adverse Effect upon the Properties or assets of the Company and its Subsidiaries, taken as a whole, and to the knowledge of the Company, no such actions, suits, investigations or proceedings are threatened by any Person.

            4.8 Full Disclosure. Neither this Agreement, nor any written statement furnished by the Company or its agents to you in connection with the negotiation of the sale of the Securities, to the best knowledge of the Company, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company or any of its Subsidiaries (or which, after due inquiry, should have been known) which the Company has not disclosed to you in writing which materially affects adversely, nor, so far as the Company can foresee, could materially affect adversely, the Properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company, its Subsidiaries or any of its Affiliates to perform its respective obligations contained in this Agreement, the Certificate of Designation, the Notes or the Repriced Converts.

            4.9 Use Of Proceeds. The Company will use, and will cause ASCU to use, the proceeds from the sale of the Securities solely for the purposes described in Section 2.7 hereof.

            4.10 Certain Laws. (a) Neither the Company nor any of its Subsidiaries is, directly or indirectly, controlled by, or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of, "promoter" or "principal" of an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            (b) Neither the Company nor any of its Subsidiaries is a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended or a "public utility" within the meaning of the Federal Power Act, as amended.

            4.11 Capital Stock. There are no securities outstanding, other than the Preferred Shares and the Notes, that are convertible into or exchangeable for any shares of Capital Stock of the Company or any Subsidiary, nor are there outstanding any rights to subscribe for or purchase, or any options or warrants for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any shares of Capital Stock of the Company or any Subsidiary, or any securities convertible into or exchangeable for any such shares.

            4.12 Business Operations and Other Information: Financial Condition.
(a) Except as set forth in Schedule 4.12, ASC has filed all reports required to be filed with the SEC, pursuant to the Exchange Act, since November 22, 1996 (collectively, the "SEC Reports"). ASC has heretofore delivered or made available to the Purchaser, in the form filed with SEC, all such SEC Reports. The SEC Reports were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be; none of such SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements (as defined below) included in the SEC Reports present fairly the financial position of ASC and its Subsidiaries as of the respective dates thereof, and the results of their operations, changes in stockholders equity and their cash flows for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved. As used in this Agreement, the term "Financial Statements" when used with respect to any Person means the consolidated balance sheets of the Person and its consolidated Subsidiaries as of the respective dates thereof, and the related consolidated statements of income, changes in stockholders equity and cash flows of that Person and its Subsidiaries for the respective periods set forth therein.

            (b) Projections of the consolidated net income and cash flow of the Company and its Subsidiaries (assuming completion of the sale of the Securities and the consummation of the Wolf Mountain Acquisition) for each of the fiscal years of the Company in the period from the Closing Date through June 30, 2002 have been delivered to the Purchaser. Such projections have been prepared by management of the Company and Wolf Mountain Corporation on the basis of assumptions, set forth in Schedule 4.12(b) hereto, which such management believes, as of the Closing Date, are fair and reasonable in light of (i) the historical financial performance of the Company, (ii) to the best knowledge of management, after reasonable inquiry, the projected financial performance of Wolf Mountain Corporation and (iii) current and reasonably foreseeable business conditions. Actual results may vary materially and significantly from the projections of financial performance.

            (c) A true and complete copy of a consolidated pro forma balance sheet for the Company prepared by management of the Company on the basis of the historical unaudited balance sheet of each of the Company as of April 30, 1997, as though the sale of the Securities had been completed immediately prior to such date, has been delivered to the Purchaser. Such pro forma balance sheet fairly presents in all material respects the consolidated financial position of the Company as of the close of business on such date on a pro forma basis as if the sale of the Securities had been completed immediately prior to such date, and contains all material pro forma adjustments necessary in order to fairly reflect such assumption.

            (d) A true and complete copy of a consolidated pro forma balance sheet for the Company prepared by management of the Company on the basis of the historical unaudited balance sheet of the company as of April 30, 1997, as though the sale of the Securities and the Wolf Mountain Acquisition had been completed immediately prior to such date, has been delivered to the Purchaser.

            (e) As of the date of each of the balance sheets included in the Financial Statements, the Company had no Indebtedness or liability, absolute or contingent, liquidated or unliquidated, except Indebtedness and liabilities reflected or reserved against on such respective balance sheets or described in the notes thereto. Since April 30, 1997, no Material Adverse Effect has occurred.

            (f) The Company was incorporated on May 28, 1997; ASCU was incorporated on January 4, 1995; and since their respective dates of incorporation to the Closing Date neither the Company nor ASCU has engaged in any business or activity other than activities relating to the ownership of the stock of ASCU (for the Company only) and the Wolf Mountain Acquisition. The capitalization of each of the Company and ASCU as of the date hereof, before giving effect to the sale of the Securities, are as set forth on Schedule 4.12
(g) hereto. As of the date hereof, the date of the Initial Closing and the date of the Subsequent Closing, Leslie B. Otten owns and will continue to own 100% of the Holdings Common Stock and the Company owns and will continue to own (a) 100% of the Common Stock of ASCU and (b) 96% of the Common Stock of ASC. Neither the Company nor ASCU has incurred or will incur Indebtedness in connection with the Wolf Mountain Acquisition other than Indebtedness incurred with respect to the issuance of the Securities or Permitted Indebtedness.

            4.13 Subsidiaries. Other than as set forth on Schedule 4.2(i) hereto, the Company does not own any shares of Capital Stock of, and does not have any direct or indirect equity interest in, any other Person.

            4.14 No Conflicts with Agreements, Statutes, Orders, Etc. Neither the execution and delivery by the Company of this Agreement or any other documents executed and delivered in connection with this Agreement, nor the offering, issuance or sale of the Securities, the Repriced Converts or the Conversion Shares, nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation of, any Lien on any Properties or assets of the Company or any of its Subsidiaries pursuant to, the charter or by-laws of the Company or any of its Subsidiaries, or any contract, agreement (other than as listed and briefly described on Schedule 4.14 hereto), mortgage, indenture, lease or instrument to which either of them is a party or by which any of them is bound or to which any of their respective assets are subject, or any Order or Statute to which any of them or any of their respective assets are subject.

            4.15 Intentionally Omitted.

            4.16 Assets and Properties (a) The Company has good and marketable title to all of its Properties (other than Properties leased from others, licensed or consigned), subject to Liens, restrictions and encumbrances of record.

            (b) The Properties owned by, leased to or used by the Company and its Subsidiaries, taken as a whole, are sufficient for operation of their businesses as currently contemplated, are in good operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not materially interfere with the continued use thereof in the conduct of normal operations of the Company, and are able to serve the function for which they are currently being used in all material respects. The Properties owned by, leased to or used by the Company and its Subsidiaries constitute all of the material assets used in the conduct of their business and neither this Agreement nor the Notes, nor any transaction contemplated under any such agreement or document, will materially adversely affect any right, title or interest of the Company or its Subsidiaries in and to any of such assets.

            (c) As of the Closing Date, the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases, whether of realty or personalty, to which it is a party, and all such leases are valid and subsisting and in full force and effect except, in each case, for matters that would not in the aggregate have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or violation of the terms of any such lease, and the Company does not know of any breach or violation of any of such leases by any third party, except, in each case, for matters that would not in the aggregate have a Material Adverse Effect.

            4.17 Taxes. The Company and all of its Subsidiaries have filed, or on behalf of each of them there have been filed, all tax returns, informational returns and excise and sales tax returns which are required to have been filed prior to the date of this Agreement by or on behalf of them under the laws of the United States of America or any state or local jurisdiction therein, or any other jurisdiction located outside of the United States of America, and there have been paid all taxes shown to be due and payable on such returns and all other material taxes and assessments payable by any of them, unless such tax liability is being diligently contested in good faith and the Company or any of its Subsidiaries as the case may be, and has adequately reserved against such tax liability on its books and financial statements in accordance with GAAP. No material tax liens have been filed and no material claims are being asserted with respect to any such taxes as of the date hereof. No material tax assessment against the Company or any of its Subsidiaries has been proposed as of the date hereof and all of their respective tax liabilities are adequately provided for on their respective books and financial statements in accordance with GAAP.

            4.18 Intentionally Omitted.

            4.19 Offering of Securities. None of the Company or their respective representatives has, directly or indirectly, offered any of the Securities or the Repriced Converts or any security similar to any of them for sale to, or solicited any offers to buy any of the Securities or the Repriced Converts or any security similar to any of them from, or otherwise approached or negotiated with respect thereto with, more than 10 Persons including the Purchaser, and none of the Company or their respective representatives has taken or will take any action which would subject the issuance or sale of any of the Securities or Repriced Converts to the provisions of Section 5 of the Securities Act or violate the provisions of any securities or Blue Sky laws of any applicable jurisdiction.

            4.20 Broker's or Finder's Commissions. Except for the fee of Berenson Minella, no broker's or finder's fee or commission will be payable by the Company with respect to the issuance and sale of the Securities. The Company agrees to indemnify the Purchaser and hold it harmless against any loss, cost, claim or liability (including, without limitation, reasonable attorneys' fees and disbursements for the investigation and defense of claims) asserted against Purchaser arising out of or relating to any such actual or alleged fee or commission including any such fee or commission owed to Berenson Minella.

            4.21 Environmental Matters. Except as set forth in Schedule [4.21], there is no pending, or to the knowledge of the Company, threatened Environmental Matter relating to the Properties of the Company or its Subsidiaries, and after due inquiry, the Company is aware of no facts that could result in any such Environmental Matter. The Company has not agreed to assume by contract or otherwise any liability of any other Person for cleanup, compliance, or required Capital Expenditures in connection with any Environmental Matter arising prior to the date hereof.

            4.22 ERISA. Schedule 4.22 sets forth a true, complete list of all Benefit Plans and Multiemployer Plans of the Company and its Subsidiaries. Neither the Company, its Subsidiaries nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code or
(ii) has taken any action which would constitute or result in a Termination Event which in each case would have a Material Adverse Effect on or before the Termination Date. Neither the Company, its Subsidiaries nor any ERISA Affiliate has made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan in either case which would have a Material Adverse Effect on or before the Termination Date. Except as required by Section 4980B of the Code, no welfare benefit plan (as defined in Section 3(1) of ERISA) provides benefits or coverage beyond an employee's termination of employment other than severance or plans that would not have a Material Adverse Effect on or before the Termination Date. The contributions required under Section 412 of the Code for each Benefit Plan have been made when due and no event has occurred which could result in the imposition of a Lien under Section 412(n) of the Code. Neither the Company, its Subsidiaries nor any ERISA Affiliate has any outstanding waivers or variances from the minimum funding requirements under
Section 412 of the Code with respect to any Benefit Plan. The Parent has heretofore furnished to the Agent copies of the most recent Annual Report (Form
5500) with respect to each Benefit Plan.

            4.23 Material Contracts. The exhibits to the SEC Reports and
Schedule 4.23 contain a list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the Closing Date. True and complete copies as of the Closing Date of each of the Material Contracts to which the Company is a party, with all amendments, modifications and supplements thereto to the date hereof, have previously been furnished by the Company to the purchaser or its representatives. Each of the Material Contracts is valid, subsisting and in full force and effect except to the extent that, after the Closing Date, the failure to be valid, subsisting and in full force and effect would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or violation of any of the terms, conditions or provisions of any of the Material Contracts, and, to the best knowledge of the Company, no other party to any of the Material Contracts is in breach or violation of any of the terms, conditions or provisions thereof, except for such breaches and violations as in the aggregate would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has transferred or subordinated any of its rights or interests in any of the Material Contracts, and such rights and interests are subject to no Liens except Permitted Liens.

            4.24 Insurance. The Company has purchased policies (or has self-insured in accordance with state regulatory requirements) of workers compensation, general liability, fire, property, casualty, business interruption, flood, earthquake and other insurance carried by the Company and its Subsidiaries as of the Closing Date. Such policies are in full force and effect, and the Company has not received notice of cancellation with respect to any such policy. All premiums payable with respect to such policies have been or will then have been paid in respect of the coverage periods specified therein.

            4.25 Related Documents The Company has delivered to the Purchaser true and correct copies of the Acquisition Documents as in effect on the Closing Date, including all amendments, modifications and supplements thereto, and of each document, certificate or statement required to be executed or delivered by any party thereunder (there being no amendments or modifications to such documents, and no waiver of any rights thereunder by the Company, nor of any condition to the obligations of such Persons under any thereof, except as heretofore disclosed to the Purchaser in writing).

            4.26 Solvency The Company, ASC, ASCU and Wolf Mountain Corporation will be solvent both before and after giving effect to the Wolf Mountain Acquisition to be effected on the Closing Date and the application of the net proceeds of the issuance and sale of the Securities to be issued on the Closing Date.

            4.27 Consents and Approvals All consents, permits and approvals, including approval required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, necessary to the consummation of the Wolf Mountain Acquisition, have been received by the Company; and all transactions necessary to complete the Wolf Mountain Acquisition will be completed prior to or on the Closing Date.

SECTION 5.  CLOSING CONDITIONS.

            The Purchaser's obligation to purchase and pay for the Securities on each Closing Date pursuant to Section 2 of this Agreement shall be subject to the following conditions precedent:

            5.1 [Intentionally Omitted]

            5.2 Representations And Warranties True. The representations and warranties of the Company contained in Section 4 shall be true in all material respects on the Closing Date with the same effect as though made on and as of that date.

            5.3 Compliance With This Agreement. The Company shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company on or before the Closing Date.

            5.4 Officers' Certificate. The Company shall have delivered to the Purchaser a certificate dated the Closing Date and signed by the Chairman of the Board, the President or any Vice President and by the chief financial officer of the Company, certifying that the conditions specified in Sections 5.2 and 5.3 have been fulfilled.

            5.5 Corporate Existence And Authority. The Purchaser shall have received, in form and substance reasonably satisfactory to the Purchaser, such documents and evidence with respect to the Company and its Subsidiaries as the Purchaser may reasonably request in order to establish the existence and good standing of the Company and its Subsidiaries and the authorization of the transactions contemplated by this Agreement.

            5.6 Consent Of Holders Of Other Securities. Any consents or approvals required to be obtained from any holder or holders of any outstanding security of the Company and any amendments of agreements pursuant to which any securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby on each Closing Date shall have been obtained by the Company and all such consents or amendments shall be reasonably satisfactory in form and substance to the Purchaser.

            5.7 Proceedings Satisfactory. All proceedings taken in connection with the sale of the Securities to be sold by the Company to the Purchaser and all documents and papers relating thereto shall be reasonably satisfactory to the Purchaser and the Purchaser shall have received copies of such documents and papers as the Purchaser may reasonably request in connection therewith all in form and substance reasonably satisfactory to the Purchaser.

            5.8 Absence of Material Adverse Effect Since April 30, 1997, no event resulting in, or which could result in, a Material Adverse Effect has occurred. Since June 12, 1997, no event resulting in or which could result in a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of Wolf Mountain Corporation has occurred.

            5.9 Fees. The fees required to be paid on each Closing Date pursuant to Section 2.12 of this Agreement and the fees and expenses incurred by Schulte Roth & Zabel LLP in connection with the preparation of this Agreement and related documents shall be paid concurrently with the issuance and sale of Securities to be sold on each Closing Date.

            5.10 Wire Instructions The Purchaser shall have received not less than two Business Days prior to each Closing Date wire instructions prepared by the Company as to all wire transfers or other payments to be effected on such Closing Date in connection with the transactions to be consummated on such Closing Date pursuant to this Agreement, which wire instructions shall identify the payor and payee of such wire transfer or payment, shall describe the manner of transfer or payment, shall direct that all funds be transferred to a bank chartered under the laws of the United States of America or any state thereof located within the United States of America, and shall otherwise be satisfactory in form and substance to the Purchaser.

            5.11 Solvency Letter The Purchaser shall have received a solvency letter relating to the Company, signed by its chief financial officer and dated the Closing Date, in form and substance satisfactory to the Purchaser.

            5.12 Real Estate Appraisals The Purchaser shall have received real estate appraisals, in form and substance satisfactory to the Purchaser, with respect to the real Property of the Company and its Subsidiaries, and the real Property to be acquired in connection with the Wolf Mountain Acquisition.

SECTION 6.  COMPANY COVENANTS.

            From and after each Closing Date and continuing so long as any amount remains unpaid on any Security:

            6.1 Financial Reports. So long as any of the Securities remain outstanding, the Company will provide the following reports to the Purchaser:

            (a) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, and certified by the chief financial officer of the Company, subject to changes resulting from year-end adjustments, all in the form of the certificate attached hereto as Exhibit J;

            (b) as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries for such year, and the consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in form of the certificate attached hereto as Exhibit G and certified to the Company by independent public accountants of recognized national standing selected by the Company;

            (c) as soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a certificate in form of that attached hereto as Exhibit H and certified by the chief financial officer of the Company as to compliance with Section 6.17 hereof, and as soon as practicable and in any event within 60 days after the end of each fiscal year, a certificate in form of that attached hereto as Exhibit I and certified by the chief financial officer of the Company as to compliance with Section 6.17 hereof;

            (d) promptly after their becoming available, copies of all registration statements and reports which the Company or any of its Subsidiaries shall have filed with the Securities and Exchange Commission or any national securities exchange or quotation system;

            (e) promptly after the mailing thereof to the Holders of the Securities of the Company, copies of all financial statements, reports and proxy statements so mailed;

            (f) promptly after their becoming available, copies of all reports and compliance certificates filed in connection with the Bank Credit Agreements, provided, that if there is an amendment to the reporting requirements for the Bank Credit Agreements, the Purchaser shall receive monthly unaudited consolidated and consolidating (a) balance sheets, (b) income statements and (c) statements of cash flow for the Company and its Subsidiaries; and

            (g) annually, and prior to the beginning of each fiscal year, the Company's annual budget for such fiscal year as approved by the Company's Board of Directors and Management Committees, within thirty (30) days of such approval, or, in any case, if the annual budget has not been approved, such budget shall be delivered in whatever form it exists as of the beginning of such fiscal year.

            The Holder of any Security may obtain a copy of any of the foregoing reports and certificates.

            Upon the occurrence of a Change of Control or an Initial Public Offering, the Obligation of the Company to provide the Purchaser with reports in accordance with this Section 6.1 shall cease, and the Purchaser shall be entitled to receive, promptly after their becoming available, copies of all registration statements and reports filed by the Applicable Company with the Securities and Exchange Commission or any national securities exchange or quotation system.

            6.2 Restrictions On Charter Amendments. Neither the Company nor any of its Restricted Subsidiaries shall amend its charter documents except as required by law or except to the extent that such amendment would not have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Securities or the rights of the holders of the Securities.

            6.3 Payment of Securities Obligations. (a) The Company shall pay or cause to be paid, the Redemption Price and dividends on the Preferred Shares in the manner provided in the Certificate of Designation. The Redemption Price and dividends shall be considered paid on the due date if the Purchaser receives, as of 2:00 p.m. Eastern Time on the due date, money deposited by the Company in immediately available funds (or, in the case of PIK Dividends, PIK Shares) designated for and sufficient to pay all Liquidation Preference, premium, if any, and dividends then due.

            (b) The Company shall pay or cause to be paid the Redemption Price and interest on the Notes on the dates and in the manner provided in the Notes. The Redemption Price and interest shall be considered paid on the date due if the Purchaser receives, as of 2:00 p.m. Eastern Time on the due date, money deposited by the Company in immediately available funds (or, in the case of PIK Interest, PIK Notes) designated for and sufficient to pay all principal, premium, if any, and interest then due.

            6.4 Maintenance of Office or Agency. (a) The Company shall maintain an office or agency where Securities may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Securities may be served. The Company shall give prompt written notice to the Purchaser of the location, and any change in the location, of such office or agency.

            (b) The Company may also from time to time designate one or more other offices or agencies where the Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company shall give prompt written notice to the Purchaser of and such designation or rescission and of any change in the location of any such other office or agency.

            6.5 Use of Proceeds The Company shall use the proceeds of the sale of the Securities solely in accordance with the provisions of Section 2.7 hereof.

            6.6 Compliance Certificate. (a) The Company shall deliver to the Purchaser, within 45 days after the end of each fiscal quarter, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of (i) the principal of, or interest on, the Notes or (ii) the Liquidation Preference of, or dividends on, the Preferred Shares, are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

            (b) So long as not contrary to the then current recommendations of the American Institute Of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 6.1 above shall be accompanied by a written statement of the Company's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Section
6.17 hereof, or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation; and provided, that the obligation of the Company to provide such a written statement from its independent public accountant shall cease upon the occurrence of an Initial Public Offering of the Common Stock of an IPO Entity or a Change of Control.

            (c) The Company shall, so long as any of the Securities are outstanding, deliver to the Purchaser, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

            6.7 Taxes. The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Securities.

            6.8 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but shall suffer and permit the execution of every such power as though no such law has been enacted.

            6.9 Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Subsidiaries) or to any direct or indirect holder of the Company's Equity Interests; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, or create any sinking funds or set asides for, any Indebtedness that is subordinated to the Securities; (iv) make any Restricted Investment; or (v) make an Investment in an Unrestricted Subsidiary (all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as "Restricted Payments"); provided, however, that the Restricted Subsidiaries shall be permitted to make Restricted Payments if at the time of and after giving effect to such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and, either

                  (A) the Restricted Subsidiary would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such Restricted Payment, to incur at least $1.00 of additional Permitted Indebtedness; or

                  (B) such Restricted Subsidiary is able to make the Restricted Payment under the terms of the Indenture dated as of June 28, 1996 among ASC, the Persons party thereto, and United States Trust Company of New York (the "ASC Indenture"), regardless of whether the ASC Indenture remains in effect at the time of such Restricted Payment.

For purposes of the test in clause (A) above, Indebtedness shall not include any Indebtedness incurred under items (i) through (x) listed in Section 6.10 hereof. The foregoing restrictions regarding Restricted Payments shall not apply to transactions among Restricted Subsidiaries.

            6.10 Incurrence of Indebtedness and Issuance of Preferred Stock.

            (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, cause, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company shall not, and shall not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, the Company and its Subsidiaries may incur Indebtedness (including Acquired Debt), and may issue preferred stock (collectively, with items (i) through (x) below, the "Permitted Indebtedness"), if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal quarterly financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such additional preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the additional preferred stock had been issued at the beginning of such four-quarter period the "Debt Incurrence Test".

            The foregoing restrictions on the incurrence by the Company and its Subsidiaries of Indebtedness and issuance of preferred stock shall not apply to:

            (x) Indebtedness of the Utah Subsidiaries arising under term loan and revolving credit facilities (or any refinancing thereof) (the "Utah Subsidiary Guarantee");

provided, however, that such credit facilities shall be senior secured obligations of the Utah Subsidiaries and the liability of the Company in respect of the Utah Subsidiary Guarantee shall not exceed the aggregate amount of $10 million; (y) Indebtedness of ASCU arising under the $6.5 million Promissory Note, dated as of July 3, 1997 (the "Seller Note") made by ASCU in favor of Wolf Mountain, L.C.; provided, however, that the liability of the Company in respect of the Seller Note shall not exceed the aggregate amount of $6.5 million pursuant to the Guaranty dated July 3, 1997 given by the Company in favor of Wolf Mountain, L.C.; and (z) Indebtedness of ASCU arising under the Ground Lease Agreement dated July 3, 1997 (the "Ground Lease") between Wolf Mountain, L.C. and ASCU pursuant to the Ground Lease Guaranty dated July 3, 1997 given by the Company in favor of Wolf Mountain, L.C.

            (ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness and the incurrence of Indebtedness by ASC and its Restricted Subsidiaries permitted under the ASC Indenture;

            (iii) the incurrence by the Company and any of its Restricted Subsidiaries of Indebtedness, and the issuance by the Company or any of its Restricted Subsidiaries of any preferred stock, to the Purchaser;

            (iv) the assumption and incurrence by the Utah Subsidiaries of Indebtedness of Wolf Mountain Corporation in connection with the Wolf Mountain Acquisition.

            (v) the incurrence by Real Estate Subsidiaries of Non-Recourse Real Estate Debt, provided that if any such Indebtedness ceases to be Non-Recourse Real Estate Debt of a Real Estate Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that is not a Real Estate Subsidiary;

            (vi) the incurrence by ASCU and any Unrestricted Subsidiaries of the Company of Non-Recourse Debt, provided that if any such Indebtedness ceases to be Non-Recourse Debt of such Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

            (vii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Permitted Indebtedness;

            (viii) the incurrence by ASCU and its Subsidiaries of Indebtedness in connection with Capital Lease Obligations or purchase money Indebtedness incurred for the acquisition of equipment;

            (ix) the incurrence by the Subsidiaries of Indebtedness for vendor accounts payable in the ordinary course of business; and

            (x) the incurrence by the Company or any Restricted Subsidiary (other than the Utah Subsidiaries) of Indebtedness in connection with the acquisition of additional ski properties ("Acquisition Debt"); provided, that the sum of (i) the amount of Permitted Investment by the Company or any Restricted Subsidiary in any Subsidiary which acquires additional ski properties and (ii) such Indebtedness incurred in connection with the acquisition of such properties, including Acquired Debt, does not exceed six times the historical Skiing and Lodging EBITDA of the acquired property.

            (xi) the incurrence by any new Subsidiary of Indebtedness which is recourse to the Company and its Subsidiaries solely due to a Guarantee by the Company which is subordinated to the Company's Obligations under the Securities and shall provide that no payment shall be made on such Guarantee until the Securities have been indefeasably paid for in full.

            (b) The Notes may be exchanged into Preferred Stock by the Company, so long as there is no Indebtedness of the Company outstanding on the exchange date, other than the Utah Subsidiary Guarantee, and provided that subsequent to such exchange the Company shall not be permitted to incur Permitted Indebtedness unless such Indebtedness is incurred through the issuance of preferred stock junior in terms of liquidation preference to the Preferred Stock, and with dividends payable only in-kind (so long as the Company pays dividends on the Preferred Shares only in-kind) and a mandatory redemption date (including by mandatory offer to purchase) no earlier than the Maturity Date of the Preferred Stock.

            6.11 Asset Sales. The Company shall not, and shall not permit any of its Subsidiaries to, engage in an Asset Sale; provided, however, that (i) the Company may sell the Common Stock of ASC or the Common Stock of ASCU, in an arm's length transaction for fair market value, so long as the Net Proceeds from such Asset Sale are first applied to redeem all outstanding Securities, on a pro-rata basis with respect to Preferred Shares and Notes, for an amount per Security equal to the Redemption Price, fixed as of the date of the Asset Sale;
(ii) an Asset Sale by the Company or any Restricted Subsidiary, other than the sale of the Common Stock of ASC or ASCU, shall be permitted if it is an arm's length transaction for fair market value, and the Net Proceeds from such Asset Sale is applied to the making of capital expenditures or the acquisition of long-term assets in the same line of business that the Company or such Restricted Subsidiary was engaged in immediately prior to such Asset Sale; and
(iii) an Asset Sale by ASC shall be permitted if it is an arm's length transaction for fair market value, and provided that it is permitted under the terms of the ASC Indenture, regardless of whether the ASC Indenture remains in effect.

            6.12 Transactions with Affiliates. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any

Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person and (ii) the Company delivers to the Purchaser (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1 million, a resolution of the Board of Directors of the Company certified to in an Officers' Certificate certifying also that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (1) any employment agreement or arrangement in existence on the date hereof or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;
(2) Restricted Payments and Permitted Investments that are permitted by the provisions of Section 6.9 hereof, and (iii) transactions among Restricted Subsidiaries, in each case, shall not be deemed Affiliate Transactions.

            6.13 Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

            6.14 Corporate Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its respective Restricted Subsidiaries.

            6.15 Offer to Repurchase Or Exchange Upon Change of Control. (a) Upon a Change of Control, the Company shall (or shall cause the Acquiring Person to), in accordance with the procedures set forth in this Section 6.15, (i) offer to repurchase all or any part of the Purchaser's Securities pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to the Redemption Price fixed as of the date of the Change of Control (the "Change of Control Payment"), and (ii) in the event the Change of Control is of the type specified in clauses (i), (ii), (iii), or (iv) of the definition thereof, and the Acquiring Person is a Designated Acquiring Person and a Public Company, offer to exchange all or any part of the Securities for Repriced Converts or Common Stock of the Acquiring Person on the terms specified in
Section 6.15(c) (the "Exchange"). Not later than 30 days prior to any Change of Control, the Company shall

(or shall cause the Acquiring Person to) mail a notice (a "Change of Control Notice") to the Purchaser stating: (1) that a Change of Control is to occur, describing the terms thereof in reasonable detail, including the identity of the Acquiring Person, and its capitalization; (2) that the Change of Control Offer is being made pursuant to this Section 6.15 and that all Securities (including PIK Notes and PIK Shares issued thereon) tendered shall be accepted for payment or Exchange; (3) the purchase price and the purchase date, if the Purchaser elects the repurchase option, or the date of Exchange, if the Purchaser elects the Exchange option, which in either which shall be no later than the date the Change of Control shall occur (the "Change of Control Payment Date"); (4) the material terms of the offering of the Repriced Converts per $1,000 Principal Amount or Liquidation Preference of Securities exchanged (including the number of shares of Common Stock of the Acquiring Person into which they are convertible and the Applicable Conversion Price per share of Common Stock) and the material terms of the offering of the Common Stock, including the Market Value per share of Common Stock of the Acquiring Person, (5) that the Repriced Converts will be issued pursuant to the Repriced Converts Indenture or the Repriced Converts Certificate of Designation, that the Repriced Converts have been duly authorized by the Acquiring Person, and upon issuance thereof, will be legal, valid and binding obligations of the Acquiring Person enforceable in accordance with their terms, and that the Conversion Shares of the Acquiring Person will be, upon consummation of the Exchange or conversion of the Repriced Converts, as the case may be, legally and validly issued, fully paid and non-assessable, free of pre-emptive rights, (6) that any Security not tendered or Exchanged shall continue to accrue dividends or interest, as applicable; (7) that, unless the Company defaults in the payment of the Change of Control Payment or the Exchange, all Securities accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends or interest, as applicable after the Change of Control Payment Date; (8) the Purchaser shall be required to surrender the Securities sold or exchanged pursuant to a Change of Control Offer to the Company by close of business on the Business Day preceding the Change of Control Payment Date; (9) that the Purchaser is entitled to withdraw or change its election if the Company receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter including a statement that the Purchaser is withdrawing or changing its election to have the Securities purchased or exchanged (specifying in detail the nature of such change); and (10) that in the event Securities are being purchased or exchanged only in part, the Purchaser shall be issued new Securities of the same type equal in Principal Amount or Liquidation Preference to the unpurchased portion of the Securities surrendered. The Company and the Acquiring Person shall comply with the applicable securities laws and regulations thereunder to the extent such laws and regulations are applicable to the repurchase or exchange of Securities in connection with a Change of Control.

            (b) On the Change of Control Payment Date, the Company shall, or shall cause the Acquiring Person to, accept for payment or exchange all Securities or portions thereof properly tendered pursuant to the Change of Control Offer and promptly mail to the Purchaser the Change of Control Payment or the Repriced Converts or

Common Stock of the Acquiring Person issued in exchange for such Securities. The Company shall promptly deliver to the Purchaser a new Security of the same series equal in Liquidation Preference or Principal Amount, as applicable, to any unpurchased or unexchanged portion of the Securities surrendered.

            (c) If the Purchaser elects the option to exchange pursuant to the Change of Control Offer, the Securities shall be exchanged for (i) a number of shares of Common Stock of the Designated Acquiring Person that is a Public Company determined by dividing the Redemption Price on the date of exchange for Securities being exchanged by the Market Valuation per share of Common Stock of the Acquiring Person, or (ii) Repriced Converts in a Principal Amount or Liquidation Preference for the Securities being exchanged, which shall be convertible into Common Stock of the Designated Acquiring Person that is a Public Company. The Repriced Converts may be issued in the form of debentures or preferred stock, as the Company or any Designated Acquiring Person that is a Public Company may specify in the Change of Control Notice. Any Repriced Converts shall be issued pursuant to an indenture substantially in the form of the Repriced Converts Indenture, or pursuant to a Certificate of Designation substantially in the form of the Repriced Converts Certificate of Designations. The Repriced Converts shall be convertible into Common Stock of the Designated Acquiring Person that is a Public Company at an initial conversion price (subject to adjustment as provided in the Repriced Converts Indenture or the Repriced Converts Certificate of Designations) per share of Common Stock of such Designated Acquiring Person at a price equal to the Market Valuation thereof on the date of the Change of Control, multiplied by the difference between one (1) minus the Conversion Discount Percentage. The Common Stock of the Designated Acquiring Person that is a Pubic Company, the Repriced Converts of such Designated Acquiring Person and the Common Stock of such Designated Acquiring Person issuable upon conversion thereof shall be, at the Change of Control Closing Date, fully registered under the Securities Act in accordance with the Registration Rights Agreement, and freely saleable by the Purchaser under the Securities Act.

            (d) If the Purchaser elects to retain the Securities and permits the Change of Control Offer to expire, the Securities shall no longer be exchangeable into Repriced Converts or Common Stock of any Person provided, however, that (i) thereafter the Securities will be redeemable at any time, at the option of the Company, at a price equal to the Redemption Price as of the date of the Change of Control, plus accrued and unpaid interest and dividends to the date of redemption, (ii) the foregoing limitation shall not be applicable to a Change of Control of a type specified in clause (v) of the definition thereof and (iii) the provisions of this clause (d) shall not apply if the Acquiring Person is a Designated Acquiring Person that is not a Public Company on the date of the Change of Control.

            (e) "Acquiring Person" shall mean (i) in the case of a transaction described in clause (i) or (ii) of the definition of "Change of Control", the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions, and (ii) in the case of a transaction described in clause (iii) or (iv) of the definition of "Change of Control", the Person that is the issuer of any securities into which shares of Holdings Common Stock are converted in any merger or consolidation, and if no securities are so issued, the Person that is the other party to the merger or consolidation (including, if applicable, the Company, if it is the surviving corporation), provided that if the Change of Control is not pursuant to a merger or consolidation the Acquiring Person shall be the party holding the greatest number of shares of Common Stock immediately following such Change of Control; provided, further, that in any such case, (1) if the Common Stock of any of the foregoing Acquiring Persons is not at the time registered under Section 12 of the Exchange Act, and such Person is a direct or indirect subsidiary of Affiliate of another Person the Common Stock of which is and has been so registered, "Acquiring Person" shall refer to such other Person; (2) in case such Person is a subsidiary, directly or indirectly, or Affiliate of more than one Person, the shares of Common Stock of two or more of which are and have been so registered, "Acquiring Person" shall refer to whichever of such Persons is the issuer of the Common Stock having the greatest aggregate market value; and
(3) in case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in (1) and (2) above shall apply to each of the chains of ownership having an interest in such joint ventures and the Acquiring Persons in each such chain shall bear the obligations set forth in this Section
6.15 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.

            (f) The Company shall not permit a Change of Control to occur unless prior thereto the Company and each Acquiring Person and each other Person who may become an Acquiring Person as a result of such Change of Control shall have executed and delivered to the Purchaser a supplemental agreement providing for the terms set forth in this Section 6.15 and agreeing to be bound by the Registration Rights Agreement.

            6.16  Pension Plans

                  (i) Each of the Company, its Subsidiaries and each ERISA Affiliate will furnish to the Agent forthwith upon filing or receipt, as the case may be, a copy of (A) any notice by the Company, its Subsidiaries, or any ERISA Affiliate of a Benefit Plan termination sent to the PBGC under Section 4041 of ERISA, or (B) any notice sent or received by the Company, its Subsidiaries or any ERISA Affiliate under Section 4041, 4042, 4043, 4063, 4065, 4066 or 4068 of ERISA.

                  (ii) Each of the Company and its Subsidiaries shall notify the Agent within ten (10) Business Days after receipt by any of the Company, its Subsidiaries or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability and shall send copies of each such notice.

                  (iii) Each of the Company, its Subsidiaries and each ERISA Affiliate will furnish to the Agent as soon as practicable upon filing a copy of each Annual Report (Form 5500) in respect of each Benefit Plan.

            6.17 Financial Covenants. (a) Indebtedness to Consolidated Cash Flow. The Company shall not permit the ratio of its Consolidated Indebtedness as of each date set forth below to Consolidated Cash Flow for the four consecutive fiscal quarters ended on such date, to exceed the corresponding amount set forth opposite such date. For purposes of this Section 6.17(a) only, Indebtedness shall not include (i) Indebtedness incurred through the issuance of the Securities, (ii) the Utah Subsidiary Guarantee and (iii) Non-Recourse Real Estate Debt.

             Fiscal Quarter Ended            Ratio
             --------------------            -----

                 April 1998                   6.0
                 July 1998                    5.75
                 October 1998                 5.75
                 January 1999                 5.75
                 April 1999                   5.75
                 July 1999                    5.25
                 October 1999                 5.25
                 January 2000                 5.25
                 April 2000                   5.25
                 July 2000                    5.25
                 October 2000                 5.00
                 January 2001                 5.00
                 April 2001                   5.00
                 July 2001                    5.00
                 October 2001                 5.00
                 January 2002                 5.00
                 April 2002                   5.00

            (b) Minimum Consolidated Cash Flow. The Company shall not permit its Consolidated Cash Flow, measured as of each date set forth below for the period of four consecutive fiscal quarters of the Company ended on such date, to be less then the corresponding amount set forth opposite such date.

          Measurement Date         Minimum Consolidated Cash Flow
          ----------------         ------------------------------

      First Quarter 1998                   28  Million
      Second Quarter 1998                  $32 Million
      Third Quarter 1998                   $38 Million
      Fourth Quarter 1998                  $42 Million
      First Quarter 1999                   $42 Million

      Second Quarter 1999                  $42 Million
      Third Quarter 1999                   $43 Million
      Fourth Quarter 1999                  $44 Million
      First Quarter 2000                   $44 Million
      Second Quarter 2000                  $44 Million
      Third Quarter 2000                   $45 Million
      Fourth Quarter 2000                  $46 Million
      First Quarter 2001                   $46 Million
      Second Quarter 2001                  $46 Million
      Third Quarter 2001                   $47 Million
      Fourth Quarter 2001                  $48 Million
      First Quarter 2002                   $48 Million
      Second Quarter 2002                  $48 Million
      Third Quarter 2002                   $49 Million
      Fourth Quarter 2002                  $50 Million

            (c) Maintenance of Interest Coverage. The Company will not permit the ratio of (i) Consolidated Cash Flow, to (ii) Consolidated Interest Expense (excluding (i) any interest or dividends paid in respect of the Securities and (ii) any interest accrued and unpaid or payable on the Subordinated Indebtedness which is not paid in cash), measured as of each date set forth below for the period of four consecutive full fiscal quarters of the Company ended on such date, to be less than the ratio set forth opposite such date; provided, however, that in the case of any such measuring date which is earlier than April, 1998, the applicable measuring period shall be the period from the Closing Date to and including such measuring date:

            Fiscal Quarter Ended            Ratio
            --------------------            -----

                April 1998                   1.6
                July 1998                    1.6
                October 1998                 1.6
                January 1998                 1.6
                April 1999                   1.7
                July 1999                    1.7
                October 1999                 1.7
                January 1999                 1.7
                April 2000                   1.8
                July 2000                    1.8
                October 2000                 1.8
                January 2000                 1.8

            6.18 Negative Pledge (a) The Company will not create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, hypothecation or other preferential arrangement, charge or encumbrance (including, without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to all of the Company's Capital Stock, as well as all of the Company's owned or hereafter acquired (i) Capital Stock of ASC, (ii) Capital Stock of ASCU, and (iii) Capital Stock of Wolf Mountain Company.

            6.19 Governmental Consent. The Company shall, and shall cause its Subsidiaries and Affiliates to, obtain all consents, permits and approvals, and shall make all filings, required under applicable law or regulations of any governmental authority or regulatory body in connection with the exercise of any exchange or conversion rights with respect to the Securities and the Repriced Converts.

            6.20 Wolf Mountain Acquisition. The consummation of the Wolf Mountain Acquisition shall occur contemporaneously with the Closings hereunder.

            6.21 No Further Issuance Without the prior written consent of the Purchaser, neither ASC nor ASCU shall issue any instruments, other than the Securities and Repriced Converts, that are convertible into or exchangeable for any shares of Capital Stock of ASC or ASCU, nor shall it issue or authorize any rights to subscribe for or purchase, or any options or warrants for the purchase of, or any agreements (contingent or otherwise) providing for the issuance of, or any calls, commitments or claims of any character relating to, any shares of Capital Stock of ASC or ASCU, or any securities convertible into or exchangeable for any such shares, provided, however, that subsequent to the occurrence of a Change of Control or IPO, or if all of the Securities have been exchanged into Repriced Converts, then the limitations upon ASC or ASCU under this Section 6.21 shall no longer have effect.

            6.22 Undertakings The Company and any IPO Entity shall undertake to reserve for issuance prior to the exercise of the conversion privileges in the Securities or Repriced Converts, (a) Conversion Shares which, when issued and delivered against payment, will be duly authorized, validly issued, fully paid and non-assessable and subject to no Liens in respect of the issuance thereof, or (b) Repriced Converts, each in an amount sufficient to meet the obligations under all the outstanding Securities in the event the conversion options therein are exercised.

            6.23 Representations and Warranties. The Company, the Acquiring Person or the IPO Entity shall cause the representations and warranties contained in Section 4.3 to continue to be true until the Maturity Date.

            6.24 Limitations on IPO For as long as any Securities remain outstanding, the Company shall not permit any of its Subsidiaries, or any Affiliates over which it exercises Control, to be the subject of an Initial Public Offering of the Common Stock of such Person.

            6.25 Holding Company Formation. The Company will not permit any Holding Company Affiliate to be formed unless such Holding Company Affiliate agrees to be bound by Section 6.15 and Section 8.1 hereof and by the Registration Rights Agreement as if they were a party thereto.

SECTION 7.  EVENTS OF DEFAULT.

            7.1 Events Of Default. An "Event of Default" shall exist if any of the following occurs:

            (a) The Company fails to (i) redeem the Preferred Stock or (ii) make any payment of principal on any Note on the date such payment is due, whether at maturity or otherwise;

            (b) The Company breaches any of its covenants or fails to fulfill its obligations hereunder contained in any subsection of Section 6 hereof;

            (c) The Company fails to make any financial report required to be made by it under Section 6.1 of this Agreement and such Default shall continue for a period of thirty (30) Business Days;

            (d) The Company or any of its Subsidiaries fails to comply with any provision of this Agreement or the Securities, other than the covenants specified in subparagraphs (a) and (c) above, and such failure continues for more than 30 days after the earlier of (1) the receipt of notice thereof by the Company from the Purchaser or (2) the day on which such failure shall first become known to any executive officer of the Company;

            (e) Any warranty, representation or other statement by or on behalf of the Company contained in this Agreement, the Securities or in any certificate or instrument furnished in compliance with this Agreement or the Securities shall fail to be true and correct in any material respect when made and such failure has had, or is reasonably likely to have, a Material Adverse Effect;

            (f) A custodian, receiver, liquidator or trustee of the Company, or any of its Subsidiaries which holds a substantial part of the Properties of the Company and its Subsidiaries (taken as a whole), is appointed by court order and such order remains in effect for more than 90 days; or the Company, or any of its Subsidiaries which holds a substantial part of the Company and its Subsidiaries (taken as a whole), is adjudicated bankrupt or insolvent; or any substantial part of the Properties of the Company and its Subsidiaries (taken as a whole), is sequestered by court order and such order remains in effect for more than 90 days; or petition is filed against the Company or any of its Subsidiaries which holds a substantial part of the Properties under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed or stayed within 90 days after such filing;

            (g) The Company or any of its Restricted Subsidiaries files a petition in voluntary bankruptcy or seeking relief under provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or regulation, whether now or hereafter in effect, or consents to the filing of any petition against it under such law;

            (h) The Company or any of its Restricted Subsidiaries fails generally to pay its debts as such debts become due except for debts which the Company or such Restricted Subsidiary may contest in good faith, or becomes insolvent or bankrupt, consents to the entry of an order for relief against it in an involuntary bankruptcy case, or the Company or any of its Restricted Subsidiaries makes any assignment for the benefit of its creditors, or consents to the appointment of a custodian (including, without limitation, a receiver, liquidator or trustee) of the Company or any Restricted Subsidiary;

            (i) The Company or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail, after the expiration of any applicable grace period, to make any payment due on, or to otherwise redeem, when due, any Indebtedness of such Person, provided that the amount of the overdue payment exceeds $1 million;

            (j) The Company or any Restricted Subsidiary shall fail to perform or observe any agreement, term or condition contained in any agreement under which an Indebtedness is created (or if any other event thereunder or under any other agreement shall occur and be continuing) and the holders of such Indebtedness shall have elected as a result thereof to cause such Indebtedness to become due (or to be repurchased by the Company or such other Restricted Subsidiary) prior to the stated maturity thereof (provided that the amount of Indebtedness which becomes due exceeds $1 million);

            (k) any final judgment or judgments for the payment of money is or are outstanding against the Company or any Restricted Subsidiary (provided that the aggregate amount payable under such judgments exceeds $1 million) and has been outstanding for more than sixty (60) days from the date of its entry and shall not have been discharged in full or stayed by appeal, bond or otherwise;

            (l) The Purchaser shall not have received, on or before July 28, 1997, from the law firm of Pierce Atwood, special counsel to the Company, a favorable legal opinion dated as of the date of the Initial Closing and addressed to the Purchaser, covering the matters specified in the attached Exhibit F and such other matters incident to the transactions contemplated herein as the Purchaser may request; or

            (m) The Subsequent Closing shall not have occurred on or before July 28, 1997.

            7.2 Default Remedies. (a) If any Event of Default described in subparagraph (a) through (m) of Section 7.1 (other than an Event of Default under subparagraph (b), of Section 7.1 if such Event of Default is with respect to the covenants in Section 6.17) occurs and is continuing, there shall be a Mandatory Redemption of the Securities by the Company unless the Purchaser shall, in its sole discretion, elect instead to have visitation rights with respect to (A) meetings of the Board of Directors of each of the Company, ASC, and any of the Utah Subsidiaries, as such may occur, and (B) meetings of the Management Committees of each of the Company, ASC and any of the Utah Subsidiaries, as such may occur. Such visitation rights shall continue until the Event of Default is cured.

            b) If an Event of Default occurs and is continuing due to a breach of the covenants of Section 6.17, the Purchaser shall only be entitled to visitation rights with respect to (A) meetings of the Board of Directors of each of the Company, ASC, and any of the Utah Subsidiaries, as such may occur, and
(B) meetings of the Management Committees of each of the Company, ASC and any of the Utah Subsidiaries, as such may occur until the Event of Default is cured.

            7.3 Annulment Of Event of Default. The Purchaser may, by written instrument filed with the Company, rescind and annul any declaration of an Event of Default made by it and the consequences thereof, if all existing Events of Default have been cured or waived by it; provided, however, that such rescission and annulment shall not serve as a waiver of any subsequent declaration of an Event of Default.

SECTION 8.  OFFER TO EXCHANGE IN IPO

            8.1 Conversion And Exchange of Securities. (a) In connection with an IPO, the Company shall offer (or shall cause the IPO Entity to Offer) to exchange pursuant to the offer described below (the "IPO Offer") all or any part of the Securities into Repriced Converts or Common Stock of the IPO Entity on the terms specified in this Section (the "IPO Exchange"). At least 45 days prior to the filing of a registration statement in connection with an IPO, the Company shall (or shall cause the IPO Entity to) provide written notice (an "Offering Notice") to the Purchaser relating to the proposed IPO stating: (1) The identity of the IPO Entity and a brief description thereof, including the capitalization thereof, the estimated price range (the "IPO Price Range") for the IPO Common Stock proposed to be offered, if such offering is an underwritten public offering, with the breadth of such range not to exceed 10% of the lower price of such estimated range, and including a pro-forma balance sheet giving effect to such offering, (3) the material terms of the Repriced Converts per $1,000 Principal Amount of Liquidation Preference of Securities exchanged (including the number of shares of Common Stock of the IPO Entity into which they are convertible and the Applicable Conversion Price per share of Common Stock of the IPO Entity) and the material terms of the offering, including the size of the offering (in $US), (the "Offering Amount") of the IPO Common Stock, including the number of Conversion Shares which the Purchaser may include for sale in the IPO, and (4) that the Repriced Converts will be issued pursuant to the Repriced Converts Indenture or Repriced Converts Certificate of Designation, that the Repriced Converts have been duly authorized by the IPO Entity and, upon issuance thereof, will be legal, valid and binding obligations of the IPO Entity enforceable in accordance with their terms, and that the Conversion Shares of the IPO Entity will be, upon consummation of the IPO Exchange or conversion of the Repriced Converts, legally and validly issued, fully-paid and non-assessable, free of pre-emptive rights. The Offering Notice shall be accompanied by a reasonably complete draft of the Registration Statement for the IPO. The Purchaser may accept the IPO Offer, in whole or in part, by delivering to the Company, within 20 days of its receipt of an Offering Notice and such draft registration statement, a written notice (an "Offering Response Notice") specifying the Principal Amount or Liquidation Preference of Securities which it intends to exchange for Conversion Shares or Repriced Converts, and the number of Conversion Shares, if any, it intends to include for sale in the IPO. In the event that Purchaser fails to deliver to the Company an Offering Response Notice within the 20 day period specified above, the Purchaser shall be deemed to have irrevocably waived any continuing right to convert the Securities into Conversion Shares or Repriced Converts unless the IPO, on the terms specified in the Offering Notice, is not consummated within 180 days of the expiration of such 20-day period. The Purchaser's acceptance or failure to accept the IPO Offer shall be irrevocable unless (i) the actual price to the public of the IPO Common Stock proposed by the underwriters, as notified to the Purchaser in writing, differs from the IPO Range (at either the high or low end of the range) by more than 10%, or (ii) the actual size (in $US) of the offering differs from the Offering Amount by 15% or more, in either which case the Purchaser shall have the right to provide the Company with a revised response to the Offering Notice (a "Revised Response Notice"), given within three (3) business days of receipt of such notice, regarding its revised election to exchange, or not exchange, Securities into Conversion Shares or Repriced Converts. The Company and the IPO Entity shall comply with the applicable securities laws and regulations thereunder to the extent that such laws or regulations are applicable to the exchange of securities in connection with an Offering Notice.

            (b) On the effective date of the Registration Statement for the IPO, or if later, the date of the underwriting agreement with respect thereto is executed, if the Securities specified in the Response Notice or Revised Response Notice, as the case may be, are to be exchanged for Conversion Shares or Repriced Converts of the IPO Entity, the number of Conversion Shares shall be determined by dividing the Redemption Price of the Securities by the IPO Price. The Repriced Converts may be issued in the form of debentures or preferred stock, as the Company or the IPO Entity may specify in the Offering Notice. Any Repriced Converts shall be issued pursuant to an indenture substantially in the form of the Repriced Convert Indenture or pursuant to a Certificate of Designation substantially in the form of the Repriced Convert Certificate of Designations and shall be in a Principal Amount or Liquidation Preference of the Securities being exchanged. The Repriced Converts shall be convertible into IPO Common Stock at an initial conversion price (subject to adjustment as provided in the Repriced Converts Indenture or the Repriced Converts Certificate of Designations) per share of IPO Common Stock equal to the IPO Price multiplied by the difference between one (1) minus the Conversion Discount Percentage. As promptly as practicable thereafter, the Company or IPO Entity shall issue and deliver to the Purchaser new Securities in a Principal Amount or Liquidation Preference equal to the portions of the Securities not


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

being exchanged and certificates for the Conversion Shares or the Repriced Converts of the IPO Entity being issued. The Conversion Shares of the IPO Entity, the Repriced Converts of the IPO Entity and the Conversion Shares issuable upon conversion thereof shall, at the closing of the IPO, be fully registered under the Securities Act in accordance with the provisions of the Registration Rights Agreement and freely saleable by the Purchaser under the Securities Act.

            (c) The Company shall not, and shall cause any Holding Company Affiliate or Designated Acquiring Person not to, initiate an IPO unless the Company and any proposed IPO Entity shall have complied with the provisions of this Section and, if the IPO Entity is not already a party to the Registration Rights Agreement, unless such entity shall have executed a supplemental agreement agreeing to be bound by the Registration Rights Agreement. The Company shall not permit any direct or indirect Subsidiary of the Company to initiate or consummate an IPO.

            (d) If the Purchaser elects to retain the Securities and permits the IPO Offer to expire, subject to the provisions of the fifth and sixth sentences of Section 8.1(a), the Securities shall no longer be exchangeable into Repriced Converts or Common Stock of any Person provided, that thereafter the Securities will be redeemable at any time, at the option of the Company, at a price equal to the Redemption Price of the Securities as of the date of the IPO, plus dividends and interest accrued thereon.

SECTION 9.  MISCELLANEOUS.

            9.1 Notices; Payments. (a) All notices and other communications under this Agreement or in respect of the Securities shall be given or made in writing and telecopied or mailed by registered airmail, return receipt requested, postage prepaid, air courier, or delivered personally to the intended recipient,

                (1)  if to the Purchaser, to:
                     Madeleine LLC
                     c/o Cerberus Partners
                     450 Park Avenue, 28th Floor
                     New York, NY  10022
                     Attn: Mr. Robert Davenport
                     Tel: 212-891-2118
                     Fax: 212-758-5305

                     with a copy to:

                     Schulte Roth & Zabel LLP
                     900 Third Avenue
                     New York, NY  10022
                     Attn: Mark A. Neporent, Esq.
                           Stuart D. Freedman, Esq.


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

                     , or

                (2)  if to the Company, to:

                     ASC Holdings, Inc.
                     Sunday River Access Road
                     P.O. Box 450
                     Bethal, Maine 04217
                     Att: Mr. Chris Howard
                     Tel: 207-824-8100
                     Fax: 207-824-5158

            (b) All such notices and other communication shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, ten days after being duly deposited in the mails, in each case given or addressed as aforesaid.

            (c) All payments of principal and interest due on any Note, dividends on Preferred Shares or any other amount due under this Agreement shall be made in strict compliance with the written payment instructions as such Purchaser or any subsequent holder of such Notes or Preferred Shares may provide to the Company in accordance with this Section 9.1.

            9.2 Governing Law. This Agreement and the Notes and all other documents contemplated hereby (except for the Certificate of Designation and the Preferred Shares) shall be deemed to be contracts made under, and shall be construed in accordance with and governed by the laws of the State of New York (without reference to the conflicts of laws principles thereof) and the laws of the United States of America. The Certificate of Designation and Preferred Shares shall be deemed to be contracts made under, and shall be construed in accordance with and governed by, the laws of the State of Maine (without reference to conflicts of law principles) and the laws of the United States of America.

            9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

            9.4 Survival. All representations, warranties and covenants made by the Company herein or in any certificate or other instrument delivered or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Purchaser and shall survive the delivery of the Securities and the Conversion Shares regardless of any investigation made by the Purchaser or on the Purchaser's behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company hereunder.

            9.5 Successors And Assigns. (a) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and holders of the Securities. The provisions of this Agreement are for the benefit of, and shall be binding upon, each successive holder, from time to time, of any of the Securities issued under this Agreement, and shall be enforceable by and against any such holder, whether or not any express assignment to such holder of rights, or delegation and assumption or acceptance by a subsequent holder of rights, or delegation and assumption or acceptance by a subsequent holder of the Securities or obligations and limitations, under this Agreement has been made by you or your successor or assign of any holder of Securities.

            (b) The Company shall not consolidate with or merge into, or transfer or lease all or substantially all of its Properties or assets to, any Person unless:

                  (i) the Person is a corporation;

                  (ii) the Person assumes by supplemental agreement(s) all of the obligations of the Company under the Securities and the conversion right of each holder of the Securities; and

                  (iii) immediately after the transaction, no Event of Default exits and is continuing.

            The surviving, transferee or lessee corporation shall be the successor Company, but the predecessor Company in the case of a transfer or lease shall not be released from the obligation to pay the principal of and interest on the Securities. The Company shall provide to the Purchaser a legal opinion from the Company's counsel as conclusive evidence that any such consolidation, merger, transfer or lease complies with the applicable provisions of this Agreement.

            9.6 Amendment. (a) Prior to the Closing, this Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Purchaser. Subsequent to the Closing, the Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of a majority of the Holders of the Notes and a majority of the Holders of the Preferred Stock.

            (b) So long as any Securities are outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Securities unless each holder of the Securities (irrespective of the amount of Securities then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9.6 shall be delivered by the Company to each holder of outstanding Securities forthwith following the date on which


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

the same shall have been executed and delivered by the holder or holders of the outstanding Securities. The Company will not, directly or indirectly, pay or cause to be paid nay remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Securities as consideration for or as an inducement to the entering into by any holder of the Securities of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid on the same terms, ratably to the holders of the notes the outstanding.

            (c) Any such amendment or waiver shall apply equally to all the holders of the Securities and shall be binding upon them and upon each future holder of any Security and upon the Company whether or not such Security shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

            (d) Prior to the issuance of the Repriced Converts, the Repriced Converts Certificate of Designation may be amended with the approval of a majority of the Holders of Preferred Shares and a majority of the Holders of the Notes.

            9.7 Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement.

            9.8 Specific Performance. The parties hereto recognize and agree that if for any reason any of the material provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provisions of the Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law


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

            9.9 Headings And Table Of Contents. The headings of the sections of this Agreement and the Table of Contents are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

            The execution by the parties below shall constitute a contract between such parties for the uses and purposes herein above set forth.

            Dated as of the day and year first above written.

        ASC HOLDINGS, INC.                MADELEINE LLC

        By: /s/ Christopher E. Howard     By: /s/ Bob Davenport
            -------------------------         -----------------

        Name: Christopher E. Howard       Name:_________________________________

        Title: Chief Administrative       Title:________________________________
               Officer

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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1. DEFINITIONS .................................................       1

   1.2    Rules of Construction ........................................      21

SECTION 2. PURCHASE AND SALE OF THE SECURITIES .........................      21

   2.1    Purchase and Sale of the Securities ..........................      21
   2.2    Authorization of Notes and Repriced Converts .................      21
   2.3    Payment of Principal and Interest ............................      22
   2.4    Conversion Rights ............................................      24
   2.5    Seniority ....................................................      24
   2.6    Closings .....................................................      24
   2.7    Use of Proceeds ..............................................      25
   2.8    Replacement Certificates .....................................      25
   2.9    Delivery Expenses ............................................      26
   2.10   Issue Taxes ..................................................      26
   2.11   Closing Fee ..................................................      26
   2.12   Transfer Restrictions ........................................      26

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER .............      26

   3.1    Organization and Qualification ...............................      27
   3.2    Authority Relative to this Agreement .........................      27
   3.3    Financing Arrangements .......................................      27
   3.4    Investment Intent ............................................      27

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...............      27

   4.1    Corporate Organization And Authority Of The
            Company And Subsidiaries ...................................      27
   4.2    Authorized Capital Stock .....................................      28
   4.3    Sale Is Legal And Authorized .................................      28
   4.4    No Defaults ..................................................      29
   4.5    Governmental Consent .........................................      29
   4.6    Conversion Shares, Legends ...................................      30
   4.7    Legal Proceedings ............................................      30
   4.8    Full Disclosure ..............................................      30
   4.9    Use Of Proceeds ..............................................      31
   4.10   Certain Laws .................................................      31
   4.11   Capital Stock ................................................      31
   4.12   Business Operations and Other Information: Financial
            Condition ..................................................      31
   4.13   Subsidiaries .................................................      33

   4.14   No Conflicts with Agreements, Statutes, Orders, Etc. .........      33
   4.15   Intentionally Omitted ........................................      33
   4.16   Assets and Properties ........................................      33
   4.17   Taxes ........................................................      34
   4.18   Intentionally Omitted ........................................      34
   4.19   Offering of Securities .......................................      34
   4.20   Broker's or Finder's Commissions .............................      34
   4.21   Environmental Matters ........................................      35
   4.22   ERISA ........................................................      35
   4.23   Material Contracts ...........................................      35
   4.24   Insurance ....................................................      36
   4.25   Related Documents ............................................      36
   4.26   Solvency .....................................................      36
   4.27   Consents and Approvals .......................................      36

SECTION 5. CLOSING CONDITIONS ..........................................      36

   5.1    [Intentionally Omitted] ......................................      36
   5.2    Representations And Warranties True ..........................      36
   5.3    Compliance With This Agreement ...............................      36
   5.4    Officers' Certificate ........................................      37
   5.5    Corporate Existence And Authority ............................      37
   5.6    Consent Of Holders Of Other Securities .......................      37
   5.7    Proceedings Satisfactory .....................................      37
   5.8    Absence of Material Adverse Effect ...........................      37
   5.9    Fees .........................................................      37
   5.10   Wire Instructions ............................................      37
   5.11   Solvency Letter ..............................................      38
   5.12   Real Estate Appraisals .......................................      38

SECTION 6. COMPANY COVENANTS ...........................................      38

   6.1    Financial Reports ............................................      38
   6.2    Restrictions On Charter Amendments ...........................      39
   6.3    Payment of Securities Obligations ............................      39
   6.4    Maintenance of Office or Agency ..............................      40
   6.5    Use of Proceeds ..............................................      40
   6.6    Compliance Certificate .......................................      40
   6.7    Taxes ........................................................      41
   6.8    Stay, Extension and Usury Laws ...............................      41
   6.9    Restricted Payments ..........................................      41
   6.10   Incurrence of Indebtedness and Issuance of
          Preferred Stock ..............................................      42
   6.11   Asset Sales ..................................................      44
   6.12   Transactions with Affiliates .................................      45
   6.13   Liens ........................................................      45
   6.14   Corporate Existence ..........................................      45
   6.15   Offer to Repurchase Or Exchange Upon Change of
          Control ......................................................      45

   6.16   Pension Plans ................................................      48
   6.17   Financial Covenants ..........................................      49
   6.18   Negative Pledge ..............................................      51
   6.19   Governmental Consent .........................................      51
   6.20   Wolf Mountain Acquisition ....................................      51
   6.21   No Further Issuance ..........................................      51
   6.22   Undertakings .................................................      51
   6.23   Representations and Warranties ...............................      51
   6.24   Limitations on IPO ...........................................      51
   6.25   Holding Company Formation ....................................      52

SECTION 7. EVENTS OF DEFAULT ...........................................      52

   7.1    Events Of Default ............................................      52
   7.2    Default Remedies .............................................      53
   7.3    Annulment Of Event of Default ................................      54

SECTION 8. OFFER TO EXCHANGE IN IPO ....................................      54

   8.1    Conversion And Exchange of Securities ........................      54

SECTION 9. MISCELLANEOUS ...............................................      56

   9.1    Notices; Payments ............................................      56
   9.2    Governing Law ................................................      57
   9.3    Severability .................................................      57
   9.4    Survival .....................................................      57
   9.5    Successors And Assigns .......................................      58
   9.6    Amendment ....................................................      58
   9.7    Counterparts .................................................      59
   9.8    Specific Performance .........................................      59
   9.9    Headings And Table Of Contents ...............................      60

EXHIBITS

Exhibit A   -     Form of Preferred Shares Certificate of Designation
Exhibit B   -     Form of Note
Exhibit C   -     Form of Repriced Converts Certificate of Designation
Exhibit D   -     Form of Repriced Converts Indenture
Exhibit E   -     Form of Registration Rights Agreement
Exhibit F   -     Form of Opinion of Company Counsel
Exhibit G   -     Form of Certificate of Independent Accountant
Exhibit H   -     Form of Officer's Certificate (Quarterly)
Exhibit I   -     Form of Officer's Certificate (Annual)
Exhibit J   -     Form of Chief Financial Officer's Certificate


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